     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                   UNIBANCO-UNIAO DE BANCOS BRASILEIROS S.A.
                             UNIBANCO HOLDINGS S.A.
          (Exact name of each Registrant as specified in its charter)

    FEDERATIVE REPUBLIC OF BRAZIL      UNIBANCO-UNION OF BRAZILIAN BANKS S.A.                  NONE
   (State or other jurisdiction of             UNIBANCO HOLDINGS S.A.            (I.R.S. Employer Identification
    incorporation or organization)       (Translation of Registrants' names                  Number)
                                                   into English)
 UNIBANCO-UNIAO DE BANCOS BRASILEIROS                   6029                          UNIBANCO HOLDINGS S.A.
                 S.A.                       (Primary Standard Industrial            AVENIDA EUSEBIO MATOSO 891
      AVENIDA EUSEBIO MATOSO 891            Classification Code Number)                     05423-901
              05423-901                                                                SAO PAULO, SP BRAZIL
         SAO PAULO, SP BRAZIL

                             ---------------------
   (Address and telephone number of Registrants' principal executive offices)
                                    UNIBANCO
                         555 MADISON AVENUE, 19TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 832-1700
           (Name, address and telephone number of Agent for Service)
                             ---------------------
                                WITH COPIES TO:

         ALAN H. PALEY, ESQ.                STUART K. FLEISCHMANN, ESQ.                JOSEPH A. HALL, ESQ.
         DEBEVOISE & PLIMPTON                 SHEARMAN & STERLING LLP                 DAVIS POLK & WARDWELL
           919 THIRD AVENUE                     599 LEXINGTON AVENUE                   450 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10017
            (212) 909-6000                         (212) 848-7179                         (212) 450-4000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED          PROPOSED
                                                               AMOUNT            MAXIMUM           MAXIMUM
                 TITLE OF EACH CLASS OF                         TO BE        OFFERING PRICE       AGGREGATE         AMOUNT OF
               SECURITIES TO BE REGISTERED                  REGISTERED(1)      PER UNIT(2)    OFFERING PRICE(2) REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Units(3).................................................   5,808,548,592        $0.0345        $200,394,926         $16,212
---------------------------------------------------------------------------------------------------------------------------------
Preferred shares, without par value, of Unibanco-Uniao de
  Bancos Brasileiros S.A. ...............................        --                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
Class B preferred shares, without par value, of Unibanco
  Holdings S.A. .........................................        --                --                --                --
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes Units, each of which consists of one preferred share of Unibanco -- Uniao de Bancos Brasileiros S.A. and one Class B preferred share of Unibanco Holdings S.A., represented by Global Depositary Shares, or GDSs, which are to be offered in the United States, as well as Units, including Units represented by GDSs, initially offered and sold outside the United States but that may be resold from time to time in the United States as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. Offers and sales of Units outside the United States are being made pursuant to Regulation S and are not covered by this Registration Statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

(3) A separate Registration Statement on Form F-6 (Registration No. 333-13282) filed March 16, 2001 has been used for the registration of GDSs evidenced by the Global Depositary Receipts issuable upon deposit of the Units representing the preferred shares of Unibanco -- Uniao de Bancos Brasileiros S.A. and the Class B preferred shares of Unibanco Holdings S.A. that are registered hereby and the Units. Each GDS represents 500 Units.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 2003

                                [UNIBANCO LOGO]

                   UNIBANCO-UNIAO DE BANCOS BRASILEIROS S.A.
                             UNIBANCO HOLDINGS S.A.
             Global Depositary Shares (Each Representing 500 Units)
                               ------------------

    Each Global Depositary Share, or GDS, offered hereby represents 500 Units. Each Unit consists of

     - one acao preferencial, or preferred share, without par value, of Unibanco-Uniao de Bancos Brasileiros S.A., or Unibanco, and

     - one acao preferencial Classe B, or Class B preferred share, of Unibanco Holdings S.A., or Unibanco Holdings, the controlling shareholder of Unibanco.

     Units, including in the form of the GDSs offered hereby, are being sold in a global offering by our shareholders Commerzbank Aktiengesellschaft, or Commerzbank, and Mizuho Corporate Bank, Ltd., or Mizuho. Unibanco and Unibanco Holdings will not receive any proceeds from the sale of Units or GDSs by these selling shareholders.

     This is a global offering that includes two concurrent offerings by the
selling shareholders of up to an aggregate of           Units. The global
offering is expected to consist of (i) an offering of approximately      % of
the total number of Units, in the form of GDSs, in the United States and
elsewhere outside Brazil and (ii) an offering of approximately      % of the
total number of Units in Brazil. The total number of Units offered is subject to reallocation between these two offerings. The closing of each offering is conditioned upon the closing of the other.

     Commerzbank has granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional Units, including Units in the form of GDSs, to cover overallotments, if any.

     The GDSs are traded on The New York Stock Exchange under the symbol "UBB." The last reported sale price of the GDSs on The New York Stock Exchange on August 6, 2003 was $15.72 per GDS. The Units are traded on the Sao Paulo Stock Exchange, or Bovespa, in lots of 1,000 under the symbol "UBBR11." The closing price of the Units on the Sao Paulo Stock Exchange on August 6, 2003 was R$95.49 per 1,000 Units, which is equivalent to approximately US$31.42 per 1,000 Units, assuming an exchange rate of R$3.0390 to $1.00.

     INVESTING IN THE UNITS AND GDSS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 17.

                                                                                      PROCEEDS, BEFORE
                                                                      UNDERWRITING      EXPENSES, TO
                                                           PRICE TO   DISCOUNTS AND       SELLING
                                                            PUBLIC     COMMISSIONS      SHAREHOLDERS
                                                           --------   -------------   ----------------
Per GDS..................................................         $            $                 $
Per Unit.................................................         $            $                 $
     Total...............................................  $            $               $

     Delivery of the GDSs will be made on or about           , 2003 in
book-entry form through the facilities of the Depository Trust Company and its direct participants, Clearstream Banking, societe anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               Global Coordinator
                           CREDIT SUISSE FIRST BOSTON
                               ------------------

                               Joint Book-Runners
CREDIT SUISSE FIRST BOSTON        JPMORGAN       COMMERZBANK AKTIENGESELLSCHAFT
                               ------------------
                                    UNIBANCO

                The date of this prospectus is           , 2003.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
FORWARD-LOOKING STATEMENTS............   ii
CERTAIN INFORMATION...................   ii
PRESENTATION OF FINANCIAL
  INFORMATION.........................  iii
WHERE YOU CAN FIND MORE INFORMATION...   iv
PROSPECTUS SUMMARY....................    1
RECENT DEVELOPMENTS...................   16
RISK FACTORS..........................   17
USE OF PROCEEDS.......................   25
CAPITALIZATION........................   25

                                        PAGE
                                        ----
SELLING SHAREHOLDERS..................   27
DESCRIPTION OF UNITS..................   29
DESCRIPTION OF GLOBAL DEPOSITARY
  SHARES..............................   29
MARKET INFORMATION....................   36
TAXATION..............................   37
ENFORCEABILITY OF JUDGMENTS...........   40
UNDERWRITING..........................   41
LEGAL MATTERS.........................   44
EXPERTS...............................   44

                               ------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

Unless otherwise specified or the context otherwise requires, references in this prospectus to "Unibanco," "we," "us" and "our" are to Unibanco - Uniao de Bancos Brasileiros S.A. and its subsidiaries, and references to "Unibanco Holdings" are to our controlling shareholder, Unibanco Holdings S.A.

In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the United States Securities Exchange Act of 1934, or the Exchange Act. If commenced, these transactions may be discontinued at any time.

                           FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated by reference herein as described under "Where You Can Find More Information") contains "forward-looking statements," as defined in Section 27A of the United States Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act, relating to Unibanco's business. These statements are based on management's current expectations, estimates and projections. Words such as "believes," "expects," "intends," "plans," "projects," "estimates," "anticipates" and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from those expressed or implied in such forward-looking statements.

     Factors that could cause actual results to differ materially include, but are not limited to, those discussed below under "Risk Factors" and in our and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2002, which is incorporated herein by reference, under the headings "Item 3. Key Information -- Risk Factors," "Item 4. Information on the Company," "Item 5. Operating and Financial Review and Prospects" and elsewhere. Other factors that could cause actual results to differ materially include, but are not limited to:

     - increases in defaults by borrowers and other loan delinquencies;

     - increases in the provision for loan losses;

     - deposit attrition, customer loss or revenue loss;

     - changes in foreign exchange rates and/or interest rates which may, among other things, adversely affect margins;

     - competition in the banking, financial services, credit card services, insurance, asset management and related industries;

     - government regulation and tax matters;

     - adverse legal or regulatory disputes or proceedings;

     - credit and other risks of lending and investment activities; and

     - changes in regional, national and international business and economic conditions and inflation.

     We do not assume, and specifically disclaim, any obligation to update any forward-looking statements, which speak only as of the date made.

                              CERTAIN INFORMATION

     Certain industry data contained or incorporated by reference in this prospectus have been derived from sources which we believe to be reliable; however, we have not independently verified these data and we assume no responsibility for their accuracy or completeness. Sources include:

     - Sistema do Banco Central, a database of information provided by financial institutions to the Central Bank of Brazil ("SISBACEN");

     - Federacao Nacional das Empresas de Seguros Privados e de Capitalizacao, the National Federation of Private Insurance and Capitalization Companies ("FENASEG");

     - Superintendencia de Seguros Privados, the Brazilian government insurance regulatory body ("SUSEP");

     - Associacao Nacional de Bancos de Investimento e Distribuidoras, the National Association of Investment Banks and Security Dealers ("ANBID");

     - Fundacao Getulio Vargas, a leading Brazilian independent economic research organization ("FGV");

     - Associacao de Empresas de Cartao de Credito e Servicos, the Brazilian Cards Companies Association ("ABECS");

     - Agencia Nacional de Saude Suplementar, the National Health Agency ("ANS"); and

     - Associacao Nacional de Planos de Previdencia Privada, the National Association of Private Pension Plans ("ANAPP").

                     PRESENTATION OF FINANCIAL INFORMATION

     All references to the real, reais, or R$ contained or incorporated by reference in this prospectus are to the Brazilian real, the official currency of the Federative Republic of Brazil since July 1, 1994. All references to U.S. dollars, dollars or US$ are to United States dollars.

     On August 6, 2003, the exchange rate for reais into U.S. dollars was R$3.0390 to US$1.00, based on the commercial selling rate as reported by the Banco Central do Brasil (the Central Bank of Brazil), or the Central Bank. The commercial rate was R$3.5333 to US$1.00 as of December 31, 2002.

     Our audited consolidated financial statements incorporated herein by reference to our and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2002, as amended by Amendment No. 1 thereto filed on Form 20-F/A on August 8, 2003 (which we refer to together as our 2002 Form 20-F) include the assets, liabilities, results of operations and cash flows of our subsidiaries, as well as our branches outside Brazil. Unibanco Holdings controls us through its direct and indirect ownership, as of June 30, 2003 of 96.6% of our outstanding common shares. Unibanco Holdings' substantial asset is its 60.4% economic interest in Unibanco as of June 30, 2003. As a result, the financial statements of Unibanco Holdings are similar to ours in all material respects, except for the minority interest line of the balance sheet and income statement and the financing activities section of the cash flow statement. References herein to our consolidated financial statements also refer to the financial statements of Unibanco Holdings.

     Our audited consolidated balance sheets as of December 31, 2001 and 2002 and our audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 2000, 2001 and 2002, including the notes thereto, incorporated herein by reference to our 2002 Form 20-F are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. In this prospectus, except as otherwise stated, financial information as of and for each of the three years ended December 31, 2000, 2001 and 2002 has been prepared in accordance with U.S. GAAP.

     For certain purposes, such as providing reports to our Brazilian stockholders, filing financial statements with the Commissao de Valores Mobiliarios, or CVM (the Brazilian Securities Commission), and determining dividend payments and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with accounting principles prescribed by the Brazilian Corporation Law, the rules and regulations issued by applicable regulators, including the Central Bank, the SUSEP and the CVM, as well as the technical releases issued by the Instituto dos Auditores Independentes do Brasil, or the Brazilian Institute of Independent Auditors, all of which we refer to collectively as Brazilian GAAP. Our unaudited interim consolidated financial statements as of and for the six months ended June 30, 2003, including the notes thereto, incorporated by reference to our and
Unibanco Holdings' reports on Form 6-K dated August   , 2003, are prepared in
accordance with Brazilian GAAP.

     Prior to June 30, 1997, Brazil was considered to be a hyperinflationary environment, having experienced extremely high rates of inflation until then, which affected the comparability of financial performance on a period-to-period basis. As measured by the general price index, or IGP-DI, published by the FGV, the Brazilian inflation rate was 9.8% for 2000, 10.4% for 2001 and 26.4% for 2002.

     Certain amounts (including percentages and totals) appearing or incorporated by reference herein have been rounded. Unless the context otherwise requires, all references to loans include leases.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act, we and Unibanco Holdings have filed a
registration statement on Form F-3 (Registration No. 333-       ) relating to
the securities offered by this prospectus with the United States Securities and Exchange Commission, or the SEC. This prospectus is a part of that registration statement, which includes additional information.

     We and Unibanco Holdings file annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site at http://www.sec.gov that provides online access to reports, proxy statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Since November 4, 2002, we and Unibanco Holdings have been required to file annual reports on Form 20-F with, and submit reports on Form 6-K and other information to, the SEC through the EDGAR system. In addition, reports and other material concerning Unibanco and Unibanco Holdings can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

     This prospectus will be deemed to incorporate by reference the following documents:

     - Unibanco's and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2002, as amended by Amendment No. 1 thereto filed on Form 20-F/A on August 8, 2003 to the extent the information in that report has not been updated or superseded by this prospectus;

     - Unibanco's and Unibanco Holdings' reports on Form 6-K, each dated August , 2003, which contain the unaudited consolidated financial statements, prepared in accordance with Brazilian GAAP, as of and for the six months ended June 30, 2003 and 2002 for Unibanco and Unibanco Holdings, respectively;

     - any amendment to Unibanco's and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2002, and any annual report on Form 20-F of Unibanco and Unibanco Holdings, in each case filed subsequent to the date hereof and prior to the termination of this offering; and

     - any report on Form 6-K submitted by Unibanco or Unibanco Holdings to the SEC prior to the termination of this offering and identified by Unibanco or Unibanco Holdings as being incorporated by reference into this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at Avenida Eusebio Matoso 891, Sao Paulo SP-05423-901, Brazil, tel +55 11 3097 1313, attention: Investor Relations Department.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all the information that may be important to you as a prospective purchaser of GDSs. You should read this prospectus in conjunction with our 2002 Form 20-F and other documents incorporated herein by reference, copies of which may be obtained as indicated under "Where You Can Find More Information."

                                    UNIBANCO

     Founded in 1924, Unibanco is Brazil's oldest private sector bank. From our longstanding position as one of the nation's leading wholesale banks, we have expanded our operations to become a full service financial institution providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Brazil. Our businesses now comprise Retail Banking, Wholesale Banking, Insurance and Wealth Management.

     We are one of the largest private sector financial institutions in Brazil and have grown substantially, both through organic growth and acquisitions, since 1995. As of December 31, 2002, on a consolidated basis, we had:

     - R$72.0 billion in total assets;

     - R$25.3 billion in loans;

     - R$26.1 billion in total deposits; and

     - R$6.2 billion in stockholders' equity.

     We are the third largest private sector bank in Brazil in terms of assets, loans, deposits and stockholders' equity, according to the Central Bank.

     Our consolidated net income for the year ended December 31, 2002 was R$803 million, representing a return on average equity of 13.2% and a return on average assets of 1.3%.

     Unibanco's equity securities have been publicly traded on the Sao Paulo Stock Exchange, or Bovespa, since 1968. In 1997, we became the first Brazilian bank to list its equity securities on The New York Stock Exchange. As of December 31, 2002, the total market value of our equity securities, calculated on the basis of the closing price of our GDSs, was R$5.36 billion.

OUR BUSINESSES

     We have four core businesses:

  RETAIL BANKING

     Through our Retail Banking business we provide a wide variety of credit and non-credit products and services to individuals of all income brackets and to companies with annual revenues up to R$40 million. We offer traditional deposit, investment and credit products, and have developed a strong presence in the consumer finance sector through our subsidiary Banco Fininvest S.A., or Fininvest; our affiliate Banco Dibens S.A.; through our strategic partnership with Magazine Luiza, LuizaCred; and through our strategic alliance with Ponto Frio, Banco InvestCred S.A., or InvestCred. As of December 31, 2002 we had 5.6 million retail banking customers and 7.6 million consumer finance customers. We believe we are also one of Brazil's largest credit card issuers in terms of cards issued, primarily through our subsidiaries Fininvest and Banco Credibanco S.A., or Credibanco, and our affiliate Credicard S.A. Our loan portfolio in Retail Banking was R$9.4 billion as of December 31, 2002.

     In the first quarter of 2002 we transferred our annuities business from Insurance to Retail Banking. This change was intended to achieve greater strategic alignment within our business areas, as well as enhanced synergies and cost-effectiveness. Our net income from Retail Banking was R$456 million in

2002. In April 2003 we merged Credibanco with our retail banking subsidiary Banco Bandeirantes, subject to pending Central Bank approval. This business is now known as Unicard Banco Multiplo S.A.

  WHOLESALE BANKING

     Through our market-leading Wholesale Banking business we provide approximately 300 institutional investors and 2,700 large- and middle-size companies with a broad array of products and services, including: general and specialized corporate lending; capital markets and investment banking services; cash management and payroll services; investment and brokerage services; project finance; and mergers and acquisitions advice. Our loan portfolio in Wholesale Banking (including private banking) was R$15.9 billion as of December 31, 2002. Our net income from Wholesale Banking was R$149 million in 2002.

  INSURANCE

     In our Insurance business, we provide insurance and pension plans, and related products and services, primarily through our joint venture with American International Group, Inc., or AIG. According to December 2002 data released by SUSEP, ANS and ANAPP, Unibanco's insurance and pension fund companies, on a consolidated basis, ranked fourth in the Brazilian market for insurance and supplementary pension plans, with a 6.3% market share in terms of gross premiums written and pension plans billings.

     Unibanco AIG Seguros S.A., or UASEG, owned jointly by Unibanco and AIG and controlled by Unibanco, provides life, auto, health, property and casualty insurance coverage, as well as pensions and retirement plans, to individuals and businesses. As part of the joint venture, we also hold approximately 50% equity interests in several of AIG's Brazilian insurance affiliates, which we refer to as the AIG Brasil companies. On a combined basis, UASEG and the AIG Brasil companies were Brazil's fifth largest insurance provider in 2002 in terms of gross premiums written, according to SUSEP. Our net income from Insurance was R$92 million in 2002.

     Total insurance premiums and private retirement plans billings (including premiums of UASEG and the AIG Brasil companies on a combined basis under Brazilian GAAP) were R$2.5 billion for the year ended December 31, 2002.

  WEALTH MANAGEMENT

     In March 2002, we combined our private banking and asset management businesses into a division we call Wealth Management. We conduct our asset management business primarily through our subsidiary Unibanco Asset Management, or UAM. UAM offers fixed income and equity mutual funds to individual customers, and manages portfolios on behalf of corporations, pension funds and private banking clients. The Wealth Management division coordinates the activities of UAM and Unibanco Private Bank.

     We believe this revamped structure is better suited to explore natural synergies between the two areas and promote better client service in these segments. Our focus in Wealth Management is on the provision of investment advice and the offering of various products and services, covering financial and non-financial needs of clients throughout the wealth cycle, from wealth accumulation and growth through capital preservation. UAM, dedicated to the administration of individual and corporate financial assets, had R$18.4 billion in assets under management as of December 31, 2002. Private Banking had R$10 billion in funds under management as of December 31, 2002. Our net income from Wealth Management was R$106 million in 2002.

     As of December 31, 2002, on a consolidated basis, we had approximately:

     - 5.6 million total retail banking customers;

     - 7.6 million total consumer finance customers;

     - 1,100 large corporate customers;

     - 1,600 middle market corporate customers;

     - 300 institutional investors;

     - 4,600 private banking clients;

     - 798 retail branches located in all major urban areas of Brazil;

     - 442 corporate-site branches;

     - 108 Fininvest branches;

     - 74 in-store branches, a concept introduced in Brazil by Unibanco;

     - 6,992 ATMs;

     - 900,000 customers using Internet banking services;

     - 14.7 million credit card accounts (including private label cards issued by Fininvest);

     - more than 500,000 insurance policyholders (including UASEG and the AIG Brasil companies on a combined basis); and

     - 91,275,000 calls received by our call center in the full year of 2002.

     As of December 31, 2002 our subsidiaries and affiliates held the following positions in the Brazilian financial services market:

     - largest aggregate number of credit cards issued in Brazil, based on our estimates combining the portfolios of Credibanco, Fininvest and our interest in Credicard;

     - largest independent consumer finance company in terms of loan assets (Fininvest), based on our estimates;

     - second largest private sector pension fund manager in terms of assets under management, according to ANBID;

     - fourth largest private sector provider of retirement plans in terms of technical (or statutorily) required reserves, according to ANAPP;

     - top position in the fire insurance ranking, according to the latest industry data, released by SUSEP in December 2002 (UASEG);

     - second largest private pension plans in terms of consolidated corporate sales in December 2002 (Unibanco AIG Previdencia S.A.), according to ANAPP; and

     - fifth largest insurance company in terms of gross premiums written, according to SUSEP and ANS (UASEG and the AIG Brasil companies on a combined basis).

     The following diagram shows our principal lines of business:

                                  (FLOWCHART)

                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2002

Loans: R$9,032 million

Net interest income:
  R$3,214 million

Fees and commissions:
  R$1,330 million

Loans: R$15,574 million

Net interest income:
  R$1,334 million

Fees and commissions:
  R$292 million

Insurance & private
  retirement premiums:
  R$2.5 billion(1)

Unibanco's share of net
  income: R$92 million

Total net income:
  R$204 million

Assets under management
 (UAM): R$18,384 million

Fees and commissions
 (UAM): R$300 million

Net income (UAM):   R$106 million

---------------

(1) Includes Unibanco AIG Seguros and the AIG Brasil companies on a combined basis, under Brazilian GAAP.

OUR BUSINESS STRATEGY

     Our objective is to maintain and enhance our position in the Brazilian market as a leading full service financial institution. To achieve this objective, we have developed strategies tailored to each of our business areas based on the Balanced Scorecard Methodology, which is designed to translate strategy into operational terms. These specific business strategies in turn reflect three institution-wide guiding principles: a commitment to maintaining competitive scale; ongoing cost control; and the determination to attract and develop the skills of potential top quality employees.

  COMMITMENT TO MAINTAINING COMPETITIVE SCALE

     The financial services market in Brazil has been undergoing a period of consolidation. We believe that to maintain competitive scale we must grow our customer base and expand our product and service offerings in each of our core businesses. As described above, we seek to do this through organic growth, acquisitions and strategic alliances.

  ONGOING COST CONTROL

     We realize that vigilant cost control is essential to maintaining and improving our profitability. We conduct regular internal reviews of our cost structure, and since 1995 have engaged in several reengineering programs designed to increase our operating efficiency. These programs have related to both ongoing operations and the integration of acquired businesses.

     In 2001 we concluded our "Projeto 2000 e Unico," a two-year initiative which enhanced productivity, cut expenses and boosted fee income. The integration of Banco Bandeirantes in 2001 achieved 42% annualized cost savings in the former Banco Bandeirantes operations, above our original estimate of 35%. Since then, we have turned our attention to analyzing and improving our firm-wide cost structure, as well as focusing on the maintenance of high quality service levels. At the end of the fourth quarter of 2001 we established a program to achieve additional cost savings and efficiency gains, managed by a dedicated team of senior executives of the Unibanco financial group.

     The first measures implemented as a result of this new process were the combination of our Private Banking business and Unibanco Asset Management in a new business area called Wealth Management, and the transfer of our annuities business from Insurance to Retail Banking. This realignment of business areas took effect in the second quarter of 2002. In addition, we have begun to integrate the back office operations of Unibanco, Credibanco and Fininvest, a process we expect to complete in 2003.

     We also strive to reduce costs by broadening our array of distribution channels for our products and services and by enhancing our distribution network through the early adoption of cost-saving technologies. We view this approach as especially important in Retail Banking, where our initiatives include the installation of numerous "30 Hours" automated service locations, Internet banking initiatives, the expansion of our credit card business, and the establishment of strategic alliances with nationally known retail stores. We believe the implementation of technological advances improves our cost structure by minimizing the number of transactions that take place in our traditional branch network, while at the same time responding to our customers' evolving needs. Technology is also important to controlling costs in the customer service and back office functions that support our distribution efforts.

  ATTRACTING AND DEVELOPING THE SKILLS OF POTENTIAL TOP QUALITY EMPLOYEES

     We need highly qualified, well-trained employees in order to compete successfully. The emphasis we place on employee talent is reflected in the fact that since 1997 our human resources department, called Unibanco Pessoas (Unibanco People), has reported directly to our board of directors. Over the last five years, we have introduced increasingly demanding hiring standards and have implemented a variety of tools that identify and measure employee potential, performance and individual contribution to the company's strategy, and that enable Unibanco to create professional development programs. We believe our commitment to hiring and developing talented employees has fostered a high quality work environment that has engendered a high degree of employee satisfaction. In each year since 1997, we have commissioned an independent survey of our employees. As measured by this survey, employee satisfaction has increased each year, from 69% in 1997 to 87% in 2002, bringing Unibanco into line with international benchmarks.

RETAIL BANKING STRATEGY

  ACHIEVE SCALE THROUGH ORGANIC GROWTH AND STRATEGIC TRANSACTIONS

     We believe that our ability to maintain our position as a leading full service Brazilian financial institution depends in part on maintaining scale in our retail business. Our retail banking customer base grew from 3.0 million in 1997 to 5.6 million in December 2002. We have emphasized scale through organic growth initiatives such as our ContAtiva program. In addition, we have identified locations for new points of sale in either high growth or higher income areas, as well as several new cross-selling opportunities through our subsidiaries and strategic partners.

     Our strategy to increase scale has also featured carefully chosen acquisitions and strategic alliances. Our December 2000 acquisition of Banco Bandeirantes added over 700,000 retail clients to our total. Our partnerships with retail chains Ponto Frio and Magazine Luiza comprise 473 new outlets with particular access to lower middle-income consumers, whom we view as the retail market segment with the greatest growth potential in terms of future demand for financial products. Through our consumer finance brands Fininvest, InvestCred (Ponto Frio) and LuizaCred (Magazine Luiza) we currently have a customer base of
7.6 million individuals, and have obtained an opportunity to cross-market our retail banking products.

  DEVELOP A LOWER COST FUNDING MIX BY GROWING RETAIL BANKING DEPOSITS

     Our net interest income in Retail Banking is partly a function of our cost of funds. Deposits relating to savings and checking accounts are generally our least expensive source of funds. We intend to increase the relative proportion of such deposits in our funding mix, in particular by marketing these retail banking products to our growing customer base. As of December 31, 2002, deposits relating to savings and checking accounts (core deposits) totalled R$6.9 billion in the retail banking portfolio, increasing 14% over the prior year. Unibanco also improved its core deposits to total loans ratio in the retail sector from 66% as of December 31, 2001 to 76% as of December 31, 2002. Total retail deposits increased by 27% as of December 31, 2002 compared to December 31, 2001, whereas the credit portfolio remained fairly stable.

  INCREASE AVERAGE NUMBER OF PRODUCTS PER CLIENT

     We view scale not only in terms of the size of our customer base, but also as a function of the number of products we are able to sell per customer. Since it is generally less expensive to sell an additional product to an existing customer than to acquire a new customer, improving our product per client ratio has a positive impact on profitability. We believe that continually developing and marketing tailored, innovative products to serve the needs of specifically identified customer segments increases our ability to sell multiple products per client. As of March 31, 1997, we had an average of 2.6 products outstanding per client. This figure increased to 5.7 as of December 31, 2002. Our segmented approach to product development and marketing has proved especially successful in our premier "Uni Class" retail banking segment, where our product per client average was 6.8 as of December 31, 2002. We believe that our success in increasing our products per client ratio has been, and in the future will continue to be, attributable in large part to our customer relationship management system, implemented by Unibanco over the past few years. In early 2002, the concept of client DNA was introduced. Based on income-spending habits, clients have been classified into 32 groups, or DNAs. This tool stands out for its simplicity and analytical potential, permitting sophisticated person-to-person marketing strategies, optimizing costs and correcting occasional pricing flaws.

WHOLESALE BANKING STRATEGY

  MAINTAIN AND ENHANCE OUR LEADING MARKET POSITION IN BRAZILIAN WHOLESALE
  BANKING

     Our market-leading Wholesale Banking business is strategically important to Unibanco not only because it has historically been profitable but also because it has provided the financial and business platform from which many of our other activities have evolved. We intend to differentiate ourselves from our competitors and maintain our preeminence in the Brazilian Wholesale Banking market by: preserving the financial capacity to be a reliable source of credit to our business customers; further developing our leading position in the Brazilian debt and equity capital markets; and maximizing our capacity to execute complex corporate finance transactions by combining our expertise in mergers and acquisitions, capital markets, structured finance and project finance. Among other indicators of our market leadership, as a financial agent in the Banco Nacional de Desenvolvimento Economico e Social, or BNDES (the Brazilian development bank), onlending segment, Unibanco disbursed R$1.3 billion in 2002, with an 8.5% market share and ranked first among private sector banks in disbursements; in debt capital markets, Unibanco maintained its number one ranking, both in terms of origination and distribution of securities. Unibanco also had the top position among Brazilian banks in the Thomson Financial ranking in mergers and acquisitions.

INSURANCE STRATEGY

  FOCUS ON OFFERING HIGH PROFITABILITY INSURANCE PRODUCTS

     We believe that Brazilian economic growth will present opportunities for the country's insurance industry, as Brazilians' spending on insurance products currently lags that of many other countries. We intend to take advantage of this growing market by using our sophisticated product development capability to focus our insurance offerings on value-added products that are more profitable than the relatively commoditized, market-standard product ranges featured by many of our competitors. We believe that our Insurance business has the best mix of products among the five largest insurers in Brazil. We also believe we are the leader in the market for extended warranty insurance on consumer goods. In developing insurance products for corporate clients, we have achieved leading market positions in a variety of specialized areas, including fire, directors and officers (D&O), insurance and coverage products for the petrochemical, engineering risks, aviation and marine sectors. Our focus on developing and offering value-added insurance products is supported by our joint venture with AIG, which gives Unibanco access to AIG's demonstrated expertise in product development and reinsurance, as well as a valuable brand name.

  ENHANCE PROFITABILITY IN OUR INSURANCE BUSINESS THROUGH COST CONTROL AND UNDERWRITING EXPERTISE

     The profitability of our Insurance business depends in part on our ability to minimize expenses and losses. We have taken significant steps to reduce expenses in our Insurance operations, including in 2001 the merger of several of the AIG Brasil companies, and the introduction of an Internet portal to communicate with our brokerage force. Our effectiveness at controlling costs and making sound underwriting decisions is reflected in our consolidated combined ratio, under Brazilian GAAP, which for the year ended December 31, 2002 was 99.8%, compared to 107.2% for the Brazilian insurance industry as a whole, according to SUSEP and ANS, the regulatory agencies for insurance, pension and health business. This effectiveness is also reflected in a 2.6% reduction in administrative expenses when compared to 2001 figures; total administrative expenses in 2002 represented 10.6% of premiums written, compared to 13.8% in the previous year.

WEALTH MANAGEMENT STRATEGY

  FURTHER DEVELOP THE STRONG MARKET POSITION OF UNIBANCO WEALTH MANAGEMENT

     The Wealth Management division's focus is on investment advice and offering different products and services, covering financial and non-financial needs of clients throughout the wealth cycle, from wealth accumulation and growth through capital preservation. We seek to further develop our Asset Management business and Private Banking by offering tailored and value-added products to our corporate and institutional customers and by launching innovative products for private banking clients and some UniClass customers and a specialized financial advisory service. For retail customers, we have developed a variety of fixed income and equity retail mutual funds. Unibanco Asset Management is currently Brazil's second largest private sector pension fund manager, with a 9.4% market share as of December 31, 2002, according to ANBID.

     For more details on our business, see "Item 4. Information on the Company" in our 2002 Form 20-F, incorporated herein by reference.

UNIBANCO HOLDINGS

     Unibanco Holdings controls Unibanco through its ownership, as of June 30, 2003, of 96.6% of our outstanding common shares and 16.2% of our outstanding preferred shares, representing 60.4% of total economic ownership in all classes of our issued capital stock. Unibanco Holdings' assets consist substantially of its equity interest in Unibanco.

CORPORATE INFORMATION

     Each of Unibanco and Unibanco Holdings is a corporation organized pursuant to the Brazilian Corporation Law (Lei das S.A.) and has an indeterminate duration. Unibanco, which was formed as a result of the merger of Banco Moreira Salles S.A. and Banco Agricola Mercantil S.A., was incorporated in 1967 and Unibanco Holdings was incorporated in 1994. Banco Moreira Salles S.A. began its banking business in 1924. The registered offices of both Unibanco and Unibanco Holdings are located in Sao Paulo, at Avenida Eusebio Matoso 891, Sao Paulo, SP-05423-901, Brazil, tel +55 11 3097 1313.

                                  THE OFFERING

Securities Offered............             Units, including units in the form of
                                 GDSs, are being offered in a global offering. Of this total, the international underwriters
                                 are offering           Units in the form of
                                           GDSs in the United States and
                                 elsewhere outside Brazil and the Brazilian
                                 underwriters are offering           Units in
                                 Brazil.

GDSs..........................   Each GDS represents 500 Units. GDSs are
                                 evidenced by Global Depositary Receipts, or GDRs. See "Description of Global Depository
                                 Shares."

Selling Shareholders..........   Commerzbank and Mizuho. See "Selling
                                 Shareholders."

Overallotment Option..........   Commerzbank has granted the underwriters an
                                 option, exercisable within 30 days from the
                                 date of this prospectus, to purchase up to an
                                 aggregate of           additional Units,
                                 including Units in the form of GDSs, at the initial price to the public less the underwriting discounts and commissions, solely to cover overallotments, if any.

Trading Markets...............   The GDSs are listed on The New York Stock
                                 Exchange under the symbol "UBB." The Units are listed on the Sao Paulo Stock Exchange under the symbol "UBBR11." Unibanco's preferred shares are also listed on the Sao Paulo Stock
                                 Exchange. The Class B preferred shares of
                                 Unibanco Holdings are not separately traded or listed.

Securities Outstanding........   Immediately following this offering there will
                                 be           GDSs and           Units
                                 outstanding.

Use of Proceeds...............   Unibanco and Unibanco Holdings will not receive
                                 any proceeds from the sale of GDSs or Units by the selling shareholders.

No Voting Rights..............   Except in limited circumstances, holders of
                                 Units and, consequently, holders of GDSs, have no voting rights as securityholders of Unibanco or Unibanco Holdings. See "Description of
                                 Global Depositary Shares."

Lock-ups......................   Each of Unibanco, Unibanco Holdings, Mizuho and
                                 Commerzbank has agreed that, other than with
                                 respect to the Units being offered in the
                                 global offering it will not offer, sell,
                                 contract to sell, pledge or otherwise dispose
                                 of, directly or indirectly, or file with the
                                 SEC a registration statement under the
                                 Securities Act relating to, any Units or GDSs,
                                 or publicly disclose the intention to make any
                                 offer, sale, pledge, disposition or filing,
                                 without the prior written consent of Credit
                                 Suisse First Boston LLC and J.P. Morgan
                                 Securities Inc. for a period of           days
                                 after the date of this prospectus.

                      EXPECTED TIMETABLE FOR THE OFFERING

Commencement of marketing of the offering...................   September   , 2003
Announcement of offer price.................................   September   , 2003
Allocation of GDSs and Units................................   September   , 2003
Settlement and delivery.....................................   September   , 2003

     Depending on market conditions, this expected timetable may be modified. In particular, this offering is contingent upon the closing of the Brazilian exchange offer described below under "Recent Developments -- Brazilian Exchange Offer Prior to Global Offering."

     The GDSs will be deposited with a custodian for, and registered in the name of a nominee of, the Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the GDSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct or indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme.

                  OUR RELATIONSHIP WITH COMMERZBANK AND MIZUHO

     As a result of the transactions described under "Recent
Developments -- Brazilian Exchange Offer Prior to Global Offering," Commerzbank and Mizuho will no longer be parties to Unibanco Holdings' shareholders' agreement. However, we expect that we will maintain our historical business relationships with both Commerzbank and Mizuho. These business relationships have included, in particular, the maintenance within our Wholesale Banking business of a German Desk and a Japan Desk, in which representatives of Commerzbank and Mizuho, respectively, cooperate with us to service German and Japanese companies doing business in Brazil and Brazilian companies with interests in Germany and Japan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

U.S. GAAP PRESENTATION

     The summary consolidated financial information presented in the table below should be read in conjunction with "Item 3. Key Information -- Selected Financial Data," "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, notes to the consolidated financial statements and other financial information included in our 2002 Form 20-F, incorporated by reference in this prospectus.

     The summary consolidated income statement data for the years ended December 31, 2000, 2001 and 2002 and the summary consolidated balance sheet data as of December 31, 2001 and 2002 set forth below are derived from our audited consolidated financial statements included in our 2002 Form 20-F, incorporated by reference in this prospectus, and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements, including the notes to these consolidated financial statements. Our consolidated financial statements for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers Auditores Independentes, independent accountants. Our consolidated financial statements as of and for the years ended December 31, 2001 and 2002 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent accountants.

     The summary consolidated income statement data for the years ended December 31, 1998 and 1999 and the summary consolidated balance sheet data as of December 31, 1998, 1999 and 2000 set forth below are derived from our audited consolidated financial statements not included in our 2002 Form 20-F. The consolidated financial statements from which the information in the table set forth below is derived have been prepared and presented in accordance with U.S. GAAP.

                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                          1998       1999       2000       2001       2002
                                        --------   --------   --------   --------   --------
                                                          (R$ IN MILLIONS)
U.S. GAAP
UNIBANCO:  CONSOLIDATED INCOME
  STATEMENT DATA
Net interest income...................  R$ 2,589   R$ 2,619   R$ 2,708   R$ 4,173   R$ 5,302
Provision for loan losses.............      (459)      (534)      (676)    (1,100)    (1,291)
                                        --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses.....................     2,130      2,085      2,032      3,073      4,011
Fee and commission income.............       991      1,100      1,134      1,653      1,854
Equity in results of unconsolidated
  companies(1)........................       (22)        78        164        235        184
Other non-interest income(2)..........     1,828      1,358      1,669      1,873      1,178
Operating expenses(3).................    (2,419)    (2,426)    (2,758)    (3,850)    (3,985)
Other non-interest expense(4).........    (2,048)    (1,593)    (1,530)    (2,037)    (2,600)
                                        --------   --------   --------   --------   --------
Income before income taxes and
  minority interest...................       460        602        711        947        642
Income taxes..........................        16         (9)       (14)       (38)       276
Minority interest.....................       (61)       (61)       (69)       (84)      (115)
                                        --------   --------   --------   --------   --------
Net income............................  R$   415   R$   532   R$   628   R$   825   R$   803
                                        ========   ========   ========   ========   ========

                                                    (footnotes begin on page 13)

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1998       1999       2000       2001       2002
                                                  --------   --------   --------   --------   --------
                                                    (IN R$ MILLIONS, EXCEPT SHARES OUTSTANDING DATA)
UNIBANCO:  EARNINGS AND DIVIDENDS INFORMATION
Basic and diluted earnings per 1,000 shares:
  Common........................................   R$3.99     R$4.80     R$4.87     R$5.64     R$5.54
  Preferred.....................................     4.39       5.28       5.36       6.21       6.09
Distributed earnings (dividends) per 1,000
  shares:
  Common........................................   R$1.71     R$1.97     R$2.23     R$2.22     R$2.35
  Preferred.....................................     1.88       2.16       2.46       2.44       2.58
Weighted average shares outstanding (in
  millions):
  Common........................................   49,722     53,967     65,057     75,569     75,569
  Preferred.....................................   49,398     51,769     57,976     64,331     62,988
UNIBANCO HOLDINGS:  EARNINGS AND DIVIDENDS
  INFORMATION
Basic and diluted earnings per 1,000 shares:
  Common........................................   R$4.15     R$5.02     R$4.95     R$5.75     R$5.68
  Class A Preferred.............................     4.57       5.57       5.45       6.33       6.25
  Class B Preferred.............................     4.15       5.02       4.95       5.75       5.68
Distributed earnings (dividends) per 1,000
  shares:
  Common........................................   R$1.73     R$1.97     R$2.14     R$2.23     R$2.36
  Class A Preferred.............................     1.90       2.17       2.36       2.46       2.60
  Class B Preferred.............................     1.73       1.97       2.14       2.23       2.36
Weighted average shares outstanding (in
  millions):
  Common........................................   26,758     28,621     33,475     37,138     37,138
  Class A Preferred.............................    3,844      3,844      3,844      3,844      3,844
  Class B Preferred.............................   27,873     30,244     36,450     42,941     42,426
EARNINGS AND DIVIDENDS INFORMATION PER UNITS AND
  GDS(5)
Basic and diluted earnings per 1,000 Units......   R$8.54     R$10.30    R$10.31    R$11.96    R$11.77
Basic and diluted earnings per GDS..............     4.27       5.15       5.16       5.98       5.89
Distributed earnings (dividends) per 1,000
  Units.........................................     3.61       4.13       4.60       4.67       4.94
Distributed earnings (dividends) per GDS........     1.81       2.07       2.30       2.34       2.47

                                                    (footnotes begin on page 13)

                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
                                           1998      1999       2000       2001       2002
                                          -------   -------   --------   --------   --------
                                           (IN R$ MILLIONS, EXCEPT SHARES OUTSTANDING DATA)
UNIBANCO: CONSOLIDATED BALANCE SHEET
  DATA
ASSETS
Cash and due from banks.................    R$198     R$200      R$332      R$677      R$934
Interest bearing deposits in other
  banks.................................    1,047     1,041        901      1,843      2,309
Trading, available for sale and held to
  maturity securities...................    6,169     8,878      9,160     15,596     18,117
Loans...................................   12,884    14,914     20,314     23,912     25,254
Allowance for loan losses...............     (671)     (756)    (1,005)    (1,276)    (1,389)
Investments in unconsolidated
  companies.............................      355       424        445        892        574
Goodwill and other intangibles, net.....      141        79      1,528      1,372      1,349
Total assets............................   28,516    33,956     48,632     53,382     71,988
Average assets..........................   27,327    31,372     33,780     51,203     60,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................................  R$7,347   R$8,880   R$13,468   R$18,555   R$26,055
Short-term borrowings...................    4,163     4,538      5,846      6,240      6,305
Long-term debt..........................    6,303     7,414      7,401      7,847     10,928
Stockholders' equity....................    3,023     4,104      5,552      5,955      6,245
Average liabilities.....................   24,414    28,193     29,359     45,387     54,223
Average stockholders' equity............    2,913     3,179      4,421      5,816      6,087

UNIBANCO:  SELECTED CONSOLIDATED RATIOS
PROFITABILITY AND PERFORMANCE
Net interest margin(6)..................     11.0%      9.7%       9.6%      10.1%      10.8%
Return on average assets(7).............      1.5       1.7        1.9        1.6        1.3
Return on average equity(8).............     14.2      16.7       14.2       14.2       13.2
Efficiency ratio(9).....................     72.0      69.6       69.3       68.0       69.5
LIQUIDITY
Loans as a percentage of total
  deposits..............................    175.4     168.0      150.8      128.9       96.9
CAPITAL
Total equity as a percentage of total
  assets................................     10.6      12.1       11.4       11.2        8.7
Total capital to risk-weighted
  assets(10)............................     14.2      17.5       16.5       13.7       15.7
ASSET QUALITY
Allowance for loan losses as a
  percentage of total loans.............      5.2       5.1        4.9        5.3        5.5
Nonperforming loans as a percentage of
  total loans(11).......................      1.9       1.9        4.3        4.2        3.9
Allowance for loan losses as a
  percentage of total nonperforming
  loans(11).............................    275.0     271.9      115.9      127.3      142.0
Net charge-offs as a percentage of
  average loans outstanding(12).........      3.8       3.1        2.8        3.8        5.0

---------------

 (1) For more information on our equity in results of unconsolidated companies, see "Item 5. Operating and Financial Review and Prospects" and Note 11 to our consolidated financial statements in our 2002 Form 20-F, incorporated herein by reference.

 (2) Other non-interest income consists of trading income (expenses), net gain on foreign currency transactions, net gain on securities, insurance and private retirement plan and pension investment contracts and other non-interest income. For more information, see "Item 5. Operating and Financial Review and Prospects" and Note 24 to our consolidated financial statements in our 2002 Form 20-F, incorporated herein by reference.

 (3) Operating expenses consist of salaries and benefits and administrative expenses.

 (4) Other non-interest expense consists of amortization of goodwill until December 31, 2001 and of other intangibles, insurance, private retirement plan and pension investment contracts and other non-interest expenses.

 (5) Calculated pro forma to give effect on a per 1,000 Units and per GDS basis, respectively, to the reported basic and diluted earnings and distributed earnings appearing above.

 (6) Net interest income as a percentage of average interest-earning assets.

 (7) Net income as a percentage of average total assets.

 (8) Net income as a percentage of average stockholders' equity.

 (9) Operating expenses as a percentage of the aggregate of net interest income, fee and commission income, other non-interest income and other non-interest expense.

(10) Based on Central Bank guidelines. See "Item 4. Information on the
     Company -- The Brazilian Banking Industry -- Regulation and
     Supervision -- Regulations Intended to Ensure the Safety and Soundness of Financial Institutions and the Financial System -- Capital Adequacy Guidelines" in our 2002 Form 20-F, incorporated herein by reference.

(11) Nonperforming loans consist of loans 60 days or more overdue. See "Item 4. Information on the Company -- Risk Management -- Loan Provisioning" in our 2002 Form 20-F, incorporated herein by reference.

(12) Charge-offs net of loan recoveries during the period as a percentage of average loans outstanding.

BRAZILIAN GAAP PRESENTATION

     We file with the Sao Paulo Stock Exchange consolidated financial statements on an annual basis and as of and for the year-to-date period ending each quarter. These consolidated financial statements are prepared in accordance with Brazilian GAAP. Brazilian Corporate Law differs in several significant respects from U.S. GAAP. For this reason, information derived from or based on our Brazilian GAAP financial statements is not directly comparable to information derived from or based on our U.S. GAAP financial statements.

     The summary consolidated financial data as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from our audited consolidated financial statements prepared in accordance with Brazilian GAAP, which are not included or incorporated by reference in this prospectus. The summary income statement data for the six months ended June 30, 2002 and 2003 and the summary balance sheet data as of June 30, 2002 and 2003 set forth below are derived from the unaudited consolidated financial statements included in our
report on Form 6-K, dated August   , 2003, which is incorporated herein by
reference, and should be read in conjunction with, and is qualified in its entirety by reference to, those unaudited consolidated financial statements, including the related notes.

                                                                                   AS OF AND FOR THE SIX
                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,         MONTHS ENDED JUNE 30,
                            ----------------------------------------------------   ---------------------
                              1998       1999       2000       2001       2002       2002        2003
                            --------   --------   --------   --------   --------   ---------   ---------
                                                          (R$ IN MILLIONS)
BRAZILIAN GAAP
UNIBANCO: CONSOLIDATED
  INCOME STATEMENT DATA
Profit from financial
  intermediation..........   R$2,385    R$2,478    R$2,642    R$3,736    R$3,466   R$          R$
Net income................       454        591        739        972      1,010
UNIBANCO: CONSOLIDATED
  BALANCE SHEET DATA
Total assets..............  R$31,727   R$36,038   R$51,469   R$55,616   R$75,375   R$          R$
Total loans...............    14,046     15,811     21,615     25,358     26,557
Total deposits............     7,542      9,266     13,350     18,932     25,988
Stockholders' equity......     2,906      4,002      5,504      6,072      6,559
UNIBANCO: SELECTED
  CONSOLIDATED RATIOS
Return on average
  assets(1)...............       1.5%       1.7%       1.8%       1.8%       1.5%          %           %
Return on average
  equity(2)...............      16.4       18.5       17.5       16.8       16.0
Efficiency ratio(3).......      60.8       53.4       60.0       58.0       59.1
Total capital to
  risk-weighted
  assets(4)...............      14.2       17.5       16.5       13.7       15.7

---------------

(1) Net income as a percentage of average total assets.

(2) Net income as a percentage of average stockholders' equity.

(3) Operating expenses as a percentage of the aggregate profit from financial intermediation and other income.

(4) Based on Central Bank guidelines. See "Item 4. Information on the
    Company -- The Brazilian Banking Industry -- Regulation and
    Supervision -- Regulations Intended to Ensure the Safety and Soundness of Financial Institutions and the Financial System -- Capital Adequacy Guidelines" in our 2002 Form 20-F, incorporated herein by reference.

                              RECENT DEVELOPMENTS

BRAZILIAN EXCHANGE OFFER PRIOR TO GLOBAL OFFERING

     In July 2003 Unibanco Holdings filed with the CVM a registration statement relating to a proposed exchange offer in Brazil, which we refer to as the Exchange Offer. We expect to conduct the Exchange Offer in September 2003, with the global offering of Units (including this offering of GDSs) occurring promptly afterwards.

     In the Exchange Offer, holders of Unibanco preferred shares will have the opportunity to exchange those securities for Unibanco Holdings Class B preferred shares. In addition, holders of Unibanco Holdings Class B preferred shares will have the opportunity to exchange those securities for Unibanco preferred shares. As a result, investors who participate in the Exchange Offer will be able to create Units by combining Unibanco preferred shares with Unibanco Holdings Class B preferred shares.

     In addition to the Exchange Offer, on August 4, 2003 Unibanco called an extraordinary shareholders meeting, or ESM, to permit the conversion of Unibanco common shares into Unibanco preferred shares. Similarly, on August 4, 2003 Unibanco Holdings called an ESM to permit the conversion of Unibanco Holdings common shares into Unibanco Holdings Class B preferred shares. We refer to these transactions as the Conversions. The Conversions will enable holders of Unibanco common shares and Unibanco Holdings common shares to participate in the Exchange Offer.

     Mizuho and Commerzbank expect to participate in the Exchange Offer and the Conversions. Mizuho has indicated its intent to sell all of the Units it obtains from the transactions described above, and Commerzbank has indicated its intent
to sell            Units in the global offering. In addition, Commerzbank has agreed to grant the underwriters an overallotment option in the global offering
of       Units, including Units in the form of GDSs.

MICRO-CREDIT REGULATION

     The Brazilian government has taken several measures intended to encourage lower-income individuals to have greater access to the National Financial System (Sistema Financeiro Nacional). Such measures include the requirement for credit allocation, the simplification of banking procedures, and the liberalization of credit union (cooperativas de credito) regulations.

     According to Provisional Measure No. 122 of June 25, 2003, as regulated by National Monetary Council Resolution No. 3109 of July 24, 2003, commercial banks, full service banks licensed to provide commercial banking services, the Federal Savings Bank (Caixa Economica Federal) and credit unions must allocate 2% of their cash deposits to low-interest-rate loan transactions designated for lower-income individuals, small companies and informal entrepreneurships, following a specific methodology (except for August and September 2003, when the minimum percentage of allocation will be 1% of cash deposits). Interest rates on these loans cannot exceed 2% per month, the repayment term cannot be less than 120 days, and the amount of the loan cannot exceed R$500 for individuals and R$1000 for micro-enterprises.

INCREASE IN COFINS TAX RATE

     The Brazilian Congress, through Law No. 10684 of May 30, 2003, has recently approved a proposal to increase the rate of the Contribuicao para Financiamento de Seguridade Social (the social security contribution), known as COFINS, payable by the financial services sector. The Programa de Integracao Social, known as PIS, and COFINS are currently imposed on our gross revenues at a combined rate of 3.65%. From September 2003, the rate of COFINS will increase from 3.0% to 4.0%. Therefore the two taxes will be imposed on our gross revenues at a combined rate of 4.65%.

                                  RISK FACTORS

     Before investing in Units, including in the form of GDSs, prospective purchasers should consider carefully all the information in this section.

                            RISKS RELATING TO BRAZIL

GOVERNMENT INTERVENTION IN THE ECONOMY COULD DISRUPT ECONOMIC GROWTH AND HARM OUR BUSINESS.

     The Brazilian economy has historically been characterized by frequent and sometimes drastic governmental intervention. The Brazilian government's actions to implement macroeconomic policies have involved, among other things, the imposition of wage, price and capital controls, freezing bank accounts and limiting exports. These types of actions have had negative effects on the Brazilian economy generally, which in turn has had negative consequences for us. The government has also implemented measures directly affecting the financial services industry, such as imposing increased regulatory capital requirements; increasing reserve requirements; imposing lending limits and other credit restrictions; taxing financial transactions and increasing the base interest rate. These types of actions have, among other effects, limited our ability to achieve net interest income.

     Government intervention in the Brazilian economy, either at the macroeconomic level or in the financial services industry directly, is unpredictable and may increase our costs and restrict our capacity to provide financial services. Government intervention also may reduce demand for our financial services and affect the ability of our customers to repay their loans. Moreover, social instability and other political or economic developments resulting from the Brazilian government's imposition of new economic policies, or the Brazilian government's response to those developments, could also adversely affect our operations.

     Since almost all of our operations and customers are located in Brazil, our financial condition and results of operations, particularly in those segments of the retail and corporate markets, are substantially dependent on Brazil's economy and may be negatively affected as a result of the intervention by the Brazilian government in the economy.

FURTHER DEVALUATION OF THE REAL AGAINST THE DOLLAR COULD HARM OUR ABILITY TO MEET OUR DOLLAR-DENOMINATED OR DOLLAR-INDEXED OBLIGATIONS, OR OTHERWISE ADVERSELY AFFECT OUR OPERATIONS BY AFFECTING THE ABILITY OF OUR BRAZILIAN CORPORATE BORROWERS WHO HAVE DOLLAR-DENOMINATED OR DOLLAR-INDEXED LOANS FROM MEETING THEIR REPAYMENT OBLIGATIONS TO US.

     Our financial condition and results of operations have been affected in recent periods, and will likely continue to be affected, by the devaluation of the real that has followed the Brazilian government's decision in January 1999 to allow the real to float freely.

     The Central Bank has periodically devalued the Brazilian currency during the last four decades. The exchange rate between the real and the U.S. dollar has varied significantly in recent years. For example, the U.S. dollar/real exchange rate declined in value by 18.7% from R$1.9554 per U.S. dollar at December 31, 2000 to R$2.3204 at December 31, 2001. During the first six months of 2002, the U.S. dollar/real exchange rate declined in value by 22.6%, to R$2.8444 per U.S. dollar at June 30, 2002. During the third quarter of 2002, the real was devalued further by 36.9%, to R$3.8949 per U.S. dollar at September 30, 2002. At December 31, 2002, the U.S. dollar/real exchange rate was R$3.5333 per U.S. dollar and on August 6, 2003 the rate was quoted at R$3.0390 per U.S. dollar.

     Devaluation of the real against the dollar and other foreign currencies presents two main types of risk to us. First, it could impair our ability to meet our dollar-denominated or dollar-indexed liabilities, by making it more costly for us to obtain the necessary foreign currencies to repay our obligations. As of December 31, 2002, we had R$15,202 million of liabilities denominated in or indexed to foreign currencies, of which substantially all were denominated in U.S. dollars. When the Brazilian currency is devalued, we incur losses on our liabilities denominated in or indexed to foreign currencies, and experience gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais. To date, the volatility of the real has not significantly affected our ability to meet our foreign currency obligations because we have a policy of generally matching our assets and liabilities denominated in or indexed to U.S. dollars. However, if a devaluation occurs when the value of such liabilities significantly exceeds the value of such assets, including any financial instruments entered into for hedging purposes, we could incur significant losses, even if the value of such financial instruments has not changed in their original currency. Second, devaluation of the real could also affect us by causing economic harm to our Brazilian corporate borrowers who have large dollar-denominated or dollar-indexed liabilities. This in turn could make it more difficult for them to meet their repayment obligations on their domestic borrowings from us, which could adversely affect our operations, including by diminishing the value of our loan portfolio.

     In addition, our lending and leasing operations depend significantly on our capacity to match the cost of funds indexed to the U.S. dollar with the rates charged to our customers. A significant devaluation may affect our ability to attract customers on such terms or to charge rates indexed to the U.S. dollar.

     Foreign exchange fluctuations may affect the value and tax impact of the non-real-denominated securities we hold outside Brazil. At June 30, 2003, we had approximately US$1 billion of such investments. During periods when the real increases in value against the currencies in which we hold our offshore investments, we may experience a negative effect on our income tax liability. This is because losses in local currency terms on our overseas investments are not deductible for Brazilian tax purposes, whereas gains in the value of the related real-denominated hedges we maintain generally are taxable. Net income for each period is taxable based on the year-end foreign exchange rate.

IF BRAZIL EXPERIENCES SUBSTANTIAL INFLATION IN THE FUTURE, OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED.

     Brazil has in the past experienced high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 1,158% in 1992, 2,708% in 1993 and 1,093% in 1994. More recently, Brazil's rates of inflation were 20% in 1999, 9.8% in 2000, 10.4% in 2001, 12.5% in 2002, and 5.1% in the
first quarter of 2003. Inflation itself and governmental measures to combat inflation have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation and public speculation about possible future actions have also contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. If Brazil experiences substantial inflation in the future, our costs (if not accompanied by an increase in interest rates) may increase, and our operating and net margins may decrease. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect our operations.

BRAZIL'S ECONOMIC GROWTH CAN BE HARMED IF THE TAX AND THE SOCIAL SECURITY REFORMS ARE NOT APPROVED IN CONGRESS, WHICH IN TURN COULD ADVERSELY AFFECT OUR BUSINESS.

     On January 1, 2003, Luiz Inacio Lula da Silva took office as the new President of Brazil. The new administration is continuing most of the former administration's economic and administrative policies, among them supporting the tax and the social security constitutional reforms. Those reforms are considered very important to balance Brazil's public budget and allow the new administration to invest in infrastructure, education and other social needs. These reforms are expected to be voted on in Congress in the second half of 2003. If the reforms are not approved in Congress, Brazil's economic growth may be harmed, which in turn could have a negative impact on our business.

IMPOSITION OF EXCHANGE CONTROLS COULD RESTRICT OUR ACCESS TO THE INTERNATIONAL CAPITAL MARKETS AND LIMIT OUR ABILITY TO SERVICE OUR OBLIGATIONS THAT ARE DENOMINATED IN FOREIGN CURRENCIES.

     The purchase and sale of foreign currency in Brazil is subject to governmental control. Historically, the Brazilian government has implemented a number of polices affecting exchange rates and the servicing of external debt by Brazilian borrowers. These policies have included sudden devaluation, periodic mini-devaluation (with the frequency of adjustments ranging from daily to monthly), floating exchange rate systems, exchange controls and the creation of dual exchange rate markets.

     The Brazilian government has not prevented the remittance of proceeds to foreign investors since 1990 and has never done so in respect of securities obligations. However, the government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into foreign currencies other than in connection with certain authorized transactions through the Central Bank, which has, for instance, centralized certain payments of principal on external obligations. The Central Bank has also assumed responsibility for the external obligations in connection with the formal restructuring of Brazilian sovereign debt.

     We cannot assure you that the Brazilian government will not institute a more restrictive exchange control policy. Such a policy could impede our access to the international capital markets by making non-Brazilian lenders and investors reluctant to commit funds to Brazilian borrowers. Such a policy could also negatively affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet their obligations under foreign currency-denominated liabilities. Many factors beyond our control might affect the likelihood of the government's imposing exchange control restrictions. Among these factors are:

     - the extent of Brazil's foreign currency reserves;

     - the availability of sufficient foreign exchange on the date a payment is due;

     - the size of Brazil's debt service burden relative to the economy as a whole;

     - Brazil's policy towards the International Monetary Fund; and

     - political constraints to which Brazil may be subject.

DEVELOPMENTS IN OTHER EMERGING MARKET ECONOMIES MAY NEGATIVELY AFFECT THE BRAZILIAN ECONOMY AND OUR ABILITY TO FINANCE OUR OPERATIONS.

     Historically, adverse developments in the economies of other emerging countries have significantly affected the Brazilian securities markets and the availability of credit in the Brazilian economy, from both domestic and international sources of capital. Economic and market conditions in other emerging countries, especially those in Latin America, have at times resulted in considerable outflows of funds and declines in the amount of foreign investment in Brazil, have caused Brazilian companies to face higher costs of raising funds. Such economic and market conditions in emerging countries have adversely affected the market price of Brazilian companies' securities. Such events have included the devaluation of the Mexican peso in December 1994, the Asian economic crisis of 1997, the Russian currency crisis of 1998 and the 2002 economic and political crisis in Argentina. Since the fourth quarter of 1997, including during 2002, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have at times experienced significant declines.

     We cannot assure you that, in the event of adverse developments in emerging countries, the international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to us. Decreased foreign investment in Brazil could negatively affect growth and liquidity in the Brazilian economy, which in turn could have a negative impact on our business.

                RISKS RELATING TO THE BRAZILIAN BANKING INDUSTRY

CHANGES IN REGULATIONS MAY NEGATIVELY AFFECT US.

     Brazilian banks and insurance companies, including our banking and insurance operations, are subject to extensive and continuous regulatory review by the Brazilian government. We have no control over government regulations, which govern all facets of our operations, including the imposition of:

     - minimum capital requirements;

     - compulsory reserve requirements;

     - lending limits and other credit restrictions; and

     - accounting and statistical requirements.

     The regulatory structure governing Brazilian financial institutions, including banks, broker-dealers, leasing companies, and insurance companies is continuously evolving. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could change, and new laws or regulations could be adopted. Such changes could materially adversely affect our operations and our revenues.

CHANGES IN RESERVE AND COMPULSORY DEPOSIT REQUIREMENTS MAY NEGATIVELY AFFECT OUR PROFITABILITY.

     The Central Bank has periodically changed the level of reserves and compulsory deposits that financial institutions in Brazil are required to maintain with the Central Bank. In September 2001, the Central Bank reimposed reserve requirements that had been relaxed in the recent past. During 2002, the Central Bank increased certain reserve requirements and created an additional reserve requirement. The Central Bank may increase the reserve requirements in the future or impose new reserve or compulsory deposit requirements.

     In June 2002 the Central Bank increased the rate of compulsory deposit requirements on time deposits in the form of government securities in an account with the Central Bank from 10% to 15% and saving deposits in a form of cash deposits from 15% to 20%. Following this, the Central Bank created an additional reserve requirement of 3% on time deposits and 5% on saving deposits in August 2002.

     In October 2002 the Central Bank increased the additional reserve requirements in cash deposits on time deposits to 8% from 3%, in August 2002 and on saving deposits to 10% from 5%, in August 2002. The Central Bank also increased the additional reserve requirements on demand deposits to 8% in October 2002 from 3% in August 2002.

     These changes in compulsory deposit requirements in 2002 contributed to the increase in our time deposits balance reserve requirement in the form of Brazilian government securities to R$3,720 million, as of December 31, 2002 from R$1,214 million as of December 31, 2001 and the increase in our demand and savings deposits balance reserve requirement to R$1,815 million, as of December 31, 2002 from R$1,455 million as of December 31, 2001. We measure changes as a result of the additional reserve requirements according to its impact on the balance of our demand, savings and time deposits as a whole. Our balance of demand, savings and time deposits reserve requirement increased to R$2,021 million as of December 31, 2002, due to the additional reserve requirements. In February 2003, the Central Bank increased the reserve requirement for demand deposits from 45% to 60%.

     As a result of the increase in reserve and compulsory deposit requirements we have had less liquidity available to us to make loans and other investments. An increase in these requirements, or the imposition of new requirements, could have a material adverse effect on us because the monies held as compulsory deposits generally do not yield the same return as our other investments and deposits since:

     - a portion of our compulsory deposits does not bear interest;

     - we are obligated to hold some of our compulsory deposits in Brazilian government securities; and

     - we must use a portion of the deposits to finance both a federal housing program and the rural sector.

CHANGES IN TAX REGULATIONS MAY NEGATIVELY AFFECT OUR OPERATIONS.

     To support its fiscal policies, the federal government regularly enacts reforms to tax and other assessment regimes which affect us and our customers. Such reforms include changes in the rate of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. The effects of these and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified and there can be no assurance that these reforms will not, once implemented, have an adverse effect upon our business. Furthermore, such changes have produced uncertainty in the financial system, increased the cost of borrowing and contributed to the increase in our-non-performing loan portfolio.

CHANGES IN BASE INTEREST RATES BY THE CENTRAL BANK COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND PROFITABILITY.

     The Central Bank establishes the base interest rate for the Brazilian banking system, and uses changes in this rate as an instrument for managing the Brazilian economy. The base interest rate is the benchmark interest rate payable to holders of securities issued by the federal government and traded at the Sistema Especial de Liquidacao e Custodia, or SELIC (Special System for Settlement and Custody). In recent years, the base interest rate has fluctuated, reaching approximately 45% in March 1999 and falling to 15.25% as of January 17, 2001. Because of economic uncertainties, the Central Bank increased the base interest rate to 16.25% on April 18, 2001 and subsequently revised it upwards in several steps to 19% on July 18, 2001 where this rate remained until the Central Bank decreased it to 18.75% on February 20, 2002, and to 18.50% on March 20, 2002. In February, March and July 2002 the Central Bank repeatedly decreased the base interest rate, to a level of 18% as of July 17, 2002. The Central Bank reversed this trend by increasing the base interest rate from 18% to 21% on October 14, 2002 and increasing it further to 22% on November 20, 2002 and to 25% on December 18, 2002, reaching a high of 26.5% in February 19, 2003. After a few months of stabilization, when the new administration had established its reputation, the Central Bank started to reduce the base interest rate due to minor risks of inflationary growth. On June 18, 2003 the Central Bank decreased the base interest rate to 26% and decreased it again on July 23, 2003 to 24.5%.

     Although typically it enables us to increase margins, increases in the base interest rate could adversely affect our results of operations, among other ways, by reducing demand for our credit and investment products, increasing our cost of funds and increasing the risk of customer default. Decreases in the base interest rate could adversely affect our results of operations, among other ways, by decreasing the interest income we earn on our interest-earning assets and lowering margins.

THE INCREASINGLY COMPETITIVE ENVIRONMENT IN THE BRAZILIAN FINANCIAL SERVICES MARKET MAY NEGATIVELY AFFECT OUR BUSINESS PROSPECTS.

     We face significant competition in all of our principal areas of operation from other large Brazilian and international banks and insurance companies, public and private. Brazilian regulations impose very limited barriers to market entry and do not differentiate between local or foreign commercial and investment banks and insurance companies. As a result, the presence of foreign banks and insurance companies in Brazil, some of which have greater resources than we do, has grown and competition both in the banking and insurance sectors generally and in markets for specific products has increased. The privatization of publicly owned banks has also made the Brazilian markets for banking and other financial services more competitive.

     The increased competition may negatively affect our business results and prospects by, among other things:

     - limiting our ability to increase our client base and expand our operations;

     - reducing our profit margins on the banking, insurance, leasing and other services and products we offer; and

     - increasing competition for investment opportunities.

     Furthermore, additional state-owned banks and insurance companies may be privatized in the future. The acquisition of a bank or insurance company in a privatization process or otherwise by one of our competitors would generally add to the acquiror's market share, and as a result we may face increased competition from the acquiror. Recently Banco Itau bought Banco BBA-Creditanstalt S.A., a wholesale bank, and we expect their merged businesses to be significant competition in the wholesale sector. In July 2003 Banco Bradesco S.A. acquired Banco Bilbao Vizcaya Argentaria Brasil, S.A. and in April 2003 ABN AMRO Bank announced the acquisition of 95% of Banco Sudameris. We expect that these acquisitions will increase competition in the retail sector.

                           RISKS RELATING TO UNIBANCO

THE QUALITY OF OUR LOAN PORTFOLIO MAY SUFFER DUE TO A DECLINE IN BRAZILIAN OR INTERNATIONAL ECONOMIC CONDITIONS.

     As of December 31, 2002, our loan portfolio was R$25,254 million, compared to R$23,912 million as of December 31, 2001. Our allowance for loan losses was R$1,389 million, representing 5.5% of our total loans portfolio as of December 31, 2002 compared to R$1,276 million, representing 5.3% of our total loans portfolio as of December 31, 2001.

     We believe that our loan loss allowance policy is adequate with respect to our portfolio. However, the quality of our loan portfolio is subject to changes due to the acquisitions we make and is dependent on domestic and, to a lesser extent, international economic conditions. Our acquisition of Fininvest has affected the quality of our loan portfolio by significantly increasing our exposure to the lower income segment of the retail market. This segment generally features a higher volume of transactions, higher margins and higher default rates than other segments. In addition, our acquisition of a 50% interest in Investcred and in LuizaCred increases our exposure to consumer finance customers, who are traditionally from the lower income segment of the retail market. Adverse changes affecting any of the sectors to which we have significant lending exposure, political events within and external to Brazil or the variability of economic activity may have an adverse impact on us. Accordingly, our historic loan loss experience may not indicate future loss experience.

OUR SECURITIES PORTFOLIO IS SUBJECT TO MARKET FLUCTUATIONS DUE TO CHANGES IN BRAZILIAN OR INTERNATIONAL ECONOMIC CONDITIONS.

     Marketable securities represent a material portion of our assets, and realized and unrealized investment gains and losses have had and will continue to have a significant impact on our results of operations. The amounts, which we record when investments in securities are sold or are marked to market on all trading securities, may fluctuate considerably from period to period. The level of fluctuation depends, primarily, upon the market value of the securities, which in turn may vary considerably, and our investment policies. We cannot predict the amount of realized or unrealized gains or losses for any future period, and variations from period to period have no practical analytical value in helping us to make such a prediction. Gains or losses on our investment portfolio may not continue to contribute to net income at levels consistent with recent periods or at all, and we may not successfully realize the appreciation or depreciation now existing in our consolidated investment portfolio or any portion thereof.

INTEGRATION OF BUSINESSES IN FUTURE ACQUISITIONS MAY INCREASE OUR RISKS.

     In April 2000 we acquired Credibanco and in December 2000 we acquired Banco Bandeirantes and the remaining 50% of Fininvest we did not already own. These transactions resulted in the acquisition of aggregate loan assets of approximately R$3.0 billion and a total of approximately 3.7 million new customers. We may engage in further acquisitions, as we seek to continue our growth in the consolidating Brazilian financial services industry. The integration of the businesses we have recently acquired and may acquire in the future entails significant risks, including the risks that:

     - integrating new branch networks, information systems, personnel, products and customer bases into our existing business may place unexpectedly significant demands on our senior management, information systems, back office operations and marketing resources;

     - our current information systems may be incompatible with the information systems of the companies we acquire, with the result that we may be unable to integrate the acquired systems at a reasonable cost or in a timely manner;

     - we may lose key employees and customers of the acquired businesses;

     - we may incur unexpected liabilities or contingencies relating to the acquired businesses; and

     - delays in the integration process may cause us to incur greater operating expenses than expected with respect to our acquired businesses.

                      RISKS RELATING TO THE GDSs AND UNITS

CANCELLATION OF GDSS IN EXCHANGE FOR UNITS COULD ADVERSELY AFFECT THE PUBLIC MARKET AND VALUE OF GDSS AND IMPOSE RESTRICTIONS ON YOU AS A HOLDER OF UNITS.

     Under the deposit agreement relating to the GDSs, GDS holders are entitled to cancel their GDS and receive the underlying Units in Brazil. If a significant number of GDSs were cancelled in this way, the public market and prices for GDSs could be adversely affected.

     In addition, the Units are traded in the Brazilian securities market. Therefore, investors who choose to cancel their GDSs and receive Units may be exposed to higher risks than they would by holding GDSs in the U.S. securities market, especially with respect to liquidity of the trading market for the Units and the potential volatility of the Brazilian securities market generally. Moreover, the proceeds and gains related to the Units are earned by their holders in Brazil.

CANCELLATION OF UNITS MAY ADVERSELY AFFECT THE PUBLIC MARKET FOR, AND VALUE OF, UNITS AND GDSS.

     Under Brazilian law, our by-laws and the by-laws of Unibanco Holdings, holders of Units are entitled to present their Units to us in Brazil for cancellation and receive the underlying Unibanco Holdings Class B preferred shares and Unibanco preferred shares. If holders of Units were to cancel a significant number of Units and obtain the underlying shares, the public market and prices for Units and the GDSs could be adversely affected.

RESTRICTIONS ON OVERSEAS REMITTANCES MAY ADVERSELY AFFECT HOLDERS OF UNITS AND GDSS.

     Brazilian law provides that, whenever there is a significant imbalance in Brazil's balance of payments or reasons to foresee such an imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil, as it did for approximately six months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies. In addition, the Brazilian government may impose temporary taxation on any overseas remittance of up to 50% of its value. Such restrictions could hinder or prevent foreign investors from converting dividends, distributions or the proceeds from any sale of Units into U.S. dollars and remitting such U.S. dollars abroad. Holders of Units and GDSs who reside outside Brazil could be adversely affected by delays in, or refusals to grant, any required governmental approvals for conversion of Brazilian currency payments and remittances abroad in respect of the Units and GDSs.

HOLDERS OF UNITS AND GDSS GENERALLY DO NOT HAVE VOTING RIGHTS.

     In accordance with the Brazilian Corporation Law, our by-laws and the by-laws of Unibanco Holdings, holders of our preferred shares and Unibanco Holdings' preferred shares have no voting rights except in certain limited circumstances; therefore holders of Units, including Units held in the form of GDSs, are generally not entitled to vote either at meetings of our shareholders or at meetings of Unibanco Holdings' shareholders.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET VALUE OF OUR UNITS AND GDSS.

     Certain of our principal shareholders and of Unibanco Holdings have the ability, subject to applicable Brazilian laws and regulations and applicable securities laws in the relevant jurisdictions, to sell Units and GDSs. No prediction can be made as to the effect, if any, that such future sales may have on the market prices of the Units and GDSs. Future sales of substantial amounts of Units and GDSs, or the perception that such sales could occur, could adversely affect the market prices of the Units and GDSs.

FOREIGN INVESTORS IN BRAZILIAN COMPANIES ARE SUBJECT TO LIMITATIONS ON THE EXERCISE OF PREEMPTIVE RIGHTS.

     Under the Brazilian Corporation Law, except in the case of shares offered through a stock exchange or a public offering, a Brazilian company must offer its shareholders preemptive rights to purchase, by means of capital subscription in a private placement, a sufficient number of shares to maintain their existing ownership percentages prior to the offering and issuance of any new shares. However, the participation of foreign investors in the capital of financial institutions is subject to prior authorization by the Brazilian government, except for participation in non-voting capital, once a general authorization has already been granted for this purpose. Therefore, in the event voting securities are being offered, our foreign shareholders, including holders of Units and GDSs, could be prevented from exercising their preemptive rights. In addition, foreign shareholders may not be able to exercise preemptive rights with respect to our preferred shares or Unibanco Holdings Class B preferred shares represented by the Units, or with respect to any securities issued by us or by Unibanco Holdings as to which the holders of Units have preemptive rights unless a registration statement under the Securities Act is effective with respect to the shares relating to such rights or an exemption from the registration requirements thereunder is available. Unibanco Holdings and we are under no obligation to file a registration statement with respect to such preemptive rights and there can be no assurance that Unibanco Holdings or we will file any such registration statement.

                                USE OF PROCEEDS

     Commerzbank and Mizuho will receive all net proceeds from the sale of Units, including Units in the form of GDSs, in the global offering, in proportion to the respective number of Units sold by each of them. Unibanco and Unibanco Holdings will not receive any proceeds from the global offering.

                                 CAPITALIZATION

     The following table shows the consolidated capitalization of Unibanco as of December 31, 2002, calculated in accordance with US GAAP. The information in the table has been derived from, and should be read in conjunction with, our consolidated financial statements and the notes thereto appearing in our 2002 Form 20-F, incorporated in this prospectus by reference.

                                                                 AS OF DECEMBER 31,
                                                                       2002(1)
                                                               -----------------------
                                                                 (IN MILLIONS OF R$)
Deposits from customers:
  Demand deposits...........................................          R$ 3,247
  Time deposits.............................................            16,854
  Savings deposits..........................................             5,890
Deposits from banks.........................................                64
                                                                      --------
     Total deposits.........................................            26,055
Federal funds purchased and securities sold under repurchase
  agreements................................................            13,806
Short-term borrowings.......................................             6,305
Long-term debt..............................................            10,928
Other liabilities...........................................             7,925
Minority interest in consolidated subsidiaries..............               724
Stockholders' Equity........................................             6,245
                                                                      --------
     Total capitalization...................................          R$71,988
                                                                      ========

---------------

(1) The consolidated capitalization of Unibanco Holdings is similar in all material respects to that of Unibanco, since the two companies' respective financial statements are similar in all material respects except for the minority interest line of the balance sheet and the financing activities section of the cash flow statement. See "Presentation of Financial Information."

     The following table shows the consolidated capitalization of Unibanco as of June 30, 2003, calculated in accordance with Brazilian GAAP. The information in the table has been derived from, and should be read in conjunction with, our unaudited consolidated interim financial statements and the notes thereto
appearing in our Form 6-K filed with the SEC on August   , 2003 and incorporated
in this prospectus by reference.

                                                               AS OF JUNE 30, 2003(1)
                                                               ----------------------
                                                                (IN MILLIONS OF R$)
Current liabilities.........................................          R$
Long-term liabilities
  Deposits..................................................
  Resources from securities issued..........................
  Borrowings................................................
  Onlending in Brazil -- governmental agencies..............
  Subordinated debt.........................................
  Sale of right of receipt of future flow of payment orders
     abroad.................................................
  Other liabilities.........................................
     Total long-term liabilities............................
Deferred income.............................................
Minority interest...........................................
Stockholders' equity........................................
                                                                      --------
  Total capitalization......................................          R$
                                                                      ========

---------------

(1) The consolidated capitalization of Unibanco Holdings is similar in all material respects to that of Unibanco, since the two companies' respective financial statements are similar in all material respects except for the minority interest line of the balance sheet and the financing activities section of the cash flow statement. See "Presentation of Financial Information."

                              SELLING SHAREHOLDERS

     Commerzbank and Mizuho are offering all of the Units, including Units in the form of GDSs, to be offered in the global offering. In addition, Commerzbank has granted the underwriters an option, exercisable within 30 days of the date
of the prospectus, to purchase up to an aggregate of           additional Units,
including Units in the form of GDSs, at the initial price to the public less the underwriting discounts and commissions, solely to cover overallotments, if any.

     Mizuho intends to sell all its equity interests in Unibanco and Unibanco
Holdings in the global offering. Commerzbank intends to sell at least      Units
in the global offering. Assuming such sale by Mizuho and Commerzbank and further assuming that the underwriters do not exercise their overallotment option,
following the global offering Commerzbank will own an aggregate of:      Units,
representing      % of the total Units outstanding;      preferred shares of
Unibanco (including shares comprising Units), representing      % of the total
Unibanco preferred shares outstanding; and           Class B preferred shares of
Unibanco Holdings (including shares comprising Units), representing      % of
the total Unibanco Holdings Class B preferred shares outstanding.

     As of June 30, 2003, the selling shareholders held an aggregate of:
2,472,000,000 Units, representing 5.9% of the total Units outstanding; 6,857,184,432 preferred shares of Unibanco (including shares comprising Units), representing 10.5% of the total Unibanco preferred shares outstanding; and 2,472,000,000 Class B preferred shares of Unibanco Holdings (including shares comprising Units), representing 5.7% of the total Unibanco Holdings Class B preferred shares outstanding.

     As of June 30, 2003, Commerzbank held 3,843,541,338 Class A preferred shares of Unibanco Holdings, which are convertible at Commerzbank's option into Class B preferred shares of Unibanco Holdings. In addition, as of June 30, 2003, Commerzbank held 3,335,935,602 Unibanco Holdings common shares, and Mizuho held 2,287,912,752 Unibanco Holdings common shares, which may be converted in the Conversions into the same respective numbers of Unibanco Holdings Class B preferred shares. See "Recent Developments -- Brazilian Exchange Offer Prior to Global Offering."

     The table below sets forth Mizuho's and Commerzbank's beneficial ownership of Units, preferred shares of Unibanco, Class B preferred shares of Unibanco Holdings, Class A preferred shares of Unibanco Holdings, common shares of Unibanco and common shares of Unibanco Holdings (i) as of June 30, 2003, (ii) after the Exchange Offer and Conversions and prior to the global offering and
(iii) after giving effect to the sale of all the Units (including Units in the form of GDSs) offered in the global offering.

                            BEFORE EXCHANGE OFFER, CONVERSIONS AND GLOBAL OFFERING
                                            (AS OF JUNE 30, 2003)
--------------------------------------------------------------------------------------------------------------
                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                     PERCENTAGE      NUMBER OF     OUTSTANDING
                                                                      OF TOTAL       UNIBANCO       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS       HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------   -----------
Mizuho...............             --        --       4,385,184,432      6.7%                  --        --
Commerzbank..........  2,472,000,000       5.9%      2,472,000,000      3.8%       2,472,000,000       5.7%

                                     BEFORE EXCHANGE OFFER, CONVERSIONS AND GLOBAL OFFERING
                                                      (AS OF JUNE 30, 2003)
---------------------  -----------------------------------------------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                                               PERCENTAGE
                         NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                         UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                         HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                          CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                         PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                      SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............             --         --          --           --       2,287,912,752       6.2%
Commerzbank..........  3,843,541,338      100.0%         --           --       3,335,935,602       9.0%

                                     AFTER EXCHANGE OFFER AND CONVERSIONS
                                          AND BEFORE GLOBAL OFFERING
--------------------------------------------------------------------------------------------------------------
                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                     PERCENTAGE      NUMBER OF     OUTSTANDING
                                                                      OF TOTAL       UNIBANCO       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS       HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------   -----------
Mizuho...............
Commerzbank..........

                                              AFTER EXCHANGE OFFER AND CONVERSIONS
                                                   AND BEFORE GLOBAL OFFERING
---------------------  -----------------------------------------------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                                               PERCENTAGE
                         NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                         UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                         HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                          CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                         PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                      SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............
Commerzbank..........

                                     AFTER GLOBAL OFFERING
                               (ASSUMING THE UNDERWRITERS DO NOT
                              EXERCISE THEIR OVERALLOTMENT OPTION)
------------------------------------------------------------------------------------------------

                                                                     PERCENTAGE      NUMBER OF
                                                                      OF TOTAL       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------
Mizuho...............
Commerzbank..........

                                                             AFTER GLOBAL OFFERING
                                                       (ASSUMING THE UNDERWRITERS DO NOT
                                                     EXERCISE THEIR OVERALLOTMENT OPTION)
---------------------  -------------------------------------------------------------------------------------------------
                       PERCENTAGE                    PERCENTAGE
                        OF TOTAL                      OF TOTAL                                               PERCENTAGE
                       OUTSTANDING     NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                        UNIBANCO       UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                        HOLDINGS       HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                         CLASS B        CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                        PREFERRED      PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                     SHARES         SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -----------   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............
Commerzbank..........

                             AFTER THE GLOBAL OFFERING
                         (ASSUMING THE UNDERWRITERS FULLY
                       EXERCISE THEIR OVERALLOTMENT OPTION)
-----------------------------------------------------------------------------------

                                                                           NUMBER
                                                            PERCENTAGE       OF
                                                 NUMBER      OF TOTAL     UNIBANCO
                                  PERCENTAGE       OF       OUTSTANDING   HOLDINGS
                                   OF TOTAL     UNIBANCO     UNIBANCO      CLASS B
                        NUMBER    OUTSTANDING   PREFERRED    PREFERRED    PREFERRED
NAME                   OF UNITS      UNITS       SHARES       SHARES       SHARES
----                   --------   -----------   ---------   -----------   ---------
Mizuho...............
Commerzbank..........

                                                      AFTER THE GLOBAL OFFERING
                                                  (ASSUMING THE UNDERWRITERS FULLY
                                                EXERCISE THEIR OVERALLOTMENT OPTION)
---------------------  ---------------------------------------------------------------------------------------
                       PERCENTAGE                PERCENTAGE
                        OF TOTAL      NUMBER      OF TOTAL                                         PERCENTAGE
                       OUTSTANDING      OF       OUTSTANDING              PERCENTAGE     NUMBER     OF TOTAL
                        UNIBANCO     UNIBANCO     UNIBANCO      NUMBER     OF TOTAL        OF      OUTSTANDING
                        HOLDINGS     HOLDINGS     HOLDINGS        OF      OUTSTANDING   UNIBANCO    UNIBANCO
                         CLASS B      CLASS A      CLASS A     UNIBANCO    UNIBANCO     HOLDINGS    HOLDINGS
                        PREFERRED    PREFERRED    PREFERRED     COMMON      COMMON       COMMON      COMMON
NAME                     SHARES       SHARES       SHARES       SHARES      SHARES       SHARES      SHARES
----                   -----------   ---------   -----------   --------   -----------   --------   -----------
Mizuho...............
Commerzbank..........

     Mizuho's main offices are located at 1-3-3, Marunouchi, Chiyoda-ku, Tokyo 100-0011, Japan.

     Mizuho and its predecessors have engaged in ordinary course commercial banking transactions with Unibanco over the last several years, principally including deposits we have made with Mizuho and the extension to us of trade-related and general purpose credit lines. At June 30, 2003, we had deposits with Mizuho of approximately R$73 million and we owed approximately R$31 million to Mizuho under these credit lines. Mizuho currently guarantees approximately R$3 million of our obligations owed to the Japan Bank for International Cooperation. In addition, Unibanco issued a guarantee to cover the credit risk of a Brazilian borrower in a syndicated loan insured by Nippon Export and Investment Insurance (NEXI), in which loan Mizuho currently holds a participation of approximately R$53.3 million. This loan will mature in September 2006.

     We maintain a Japan Desk to provide services to Japanese companies with operations or business in Brazil and Brazilian companies with interests in Japan. The current Managing Executive and General Manager of the Japan Desk is a Mizuho employee seconded to Unibanco. Mizuho and Unibanco currently intend to maintain this arrangement following this offering.

     Commerzbank's main offices are located at Kaiserstrasse 16, 60311 Frankfurt am Main, Germany.

     Commerzbank has engaged in ordinary course commercial banking transactions with us over the last several years. Since January 2000, these transactions mainly included the extension to us of trade-related short-term financing. On June 30, 2003, Unibanco and its subsidiaries owed approximately R$99 million under credit lines extended by Commerzbank.

     We maintain a German Desk to provide services to German companies with operations or business in Brazil and Brazilian companies with interests in Germany. The current Executive Director of the German Desk is a Commerzbank employee seconded to Unibanco. Commerzbank and Unibanco currently intend to maintain this arrangement following this offering.

                              DESCRIPTION OF UNITS

     For certain information about our and Unibanco Holdings' memoranda and articles of association, the rights, preferences and restrictions, including our dividend policy, attaching to Unibanco preferred shares, Unibanco Holdings Class B preferred shares and the Units, please see "Item 8. Financial Information -- Dividends" and "Item 10. Additional Information -- Memorandum and Articles of Association" in our 2002 Form 20-F, incorporated herein by reference. The composition of Unibanco's and Unibanco Holdings' respective capital stock, as indicated in Item 10 of our 2002 Form 20-F, is subject to change as a result of the transactions described under "Recent Developments -- Brazilian Exchange Offer Prior to Global Offering."

                    DESCRIPTION OF GLOBAL DEPOSITARY SHARES

GLOBAL DEPOSITARY RECEIPTS

     The Bank of New York, as depositary will execute and deliver the GDRs. Each GDR is a certificate evidencing a specific number of GDSs. Each GDS represents 500 Units deposited with Unibanco, as custodian and agent for the depositary in Brazil. Each Unit consists of one preferred share of Unibanco and one Class B preferred share of Unibanco Holdings. Each GDS will also represent any rights related to the Units, as well as any other securities, cash or other related property which may be received by the depositary. The Units and any other securities, cash and other property held under the deposit agreement are referred to as the deposited securities. The depositary's office at which the GDRs will be administered is located at 101 Barclay Street, New York, New York 10286.

     You may hold GDSs either directly (by having a GDR registered in your name) or indirectly through your broker or other financial institution. The description in this prospectus assumes you hold the GDSs directly. If you hold the GDSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of GDS holders described in this section.

     As a GDR holder, Unibanco and Unibanco Holding will treat you as one of their shareholders and you will be entitled to all the shareholder rights which holders of the underlying securities are entitled to. Brazilian law governs shareholder rights. The depositary will be the holder of the Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares underlying your GDSs. As a holder of GDRs, you will have GDR holder rights. A deposit agreement among Unibanco, Unibanco Holdings, the depositary and all holders of GDRs set out the GDR holders' rights as well as the rights and obligations of the depositary. If you become a holder of GDSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the GDR that represents your GDSs. As a holder of the GDS, you appoint the depositary to act on your behalf in certain matters. New York law governs the deposit agreement and the GDRs.

     The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, a form of which is filed as an exhibit to the registration statement filed on Form F-6 (Registration No. 333-13282), filed with the SEC on March 16, 2001. You may obtain a copy of the deposit agreement and the form of GDR at the depositary's office or from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

DEPOSIT AND WITHDRAWAL OF SECURITIES

     In connection with the deposit of Units, the depositary or the custodian may require the following in form satisfactory to it:

     - a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in the order a GDR or GDRs evidencing the number of GDSs representing the deposited Units;

     - proper endorsements or duly executed instruments of transfer in respect of the deposited Units;

     - any payments, including the charges of the depositary for making the deposits of Units and the issuance of the GDRs;

     - instruments assigning to the custodian or its nominee any distribution on or in respect of the deposited Units or indemnity for the deposited Units;

     - proxies entitling the custodian to vote the deposited Units until the deposited Units are registered in the name of the custodian or its nominee; and

     - all certifications as may be required in accordance with the terms of the deposit agreement.

     As soon as practicable after the custodian receives the Units or other deposited securities, the custodian will present the deposited securities for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, at the cost and expense of the person making the deposit, or for whose benefit the deposit is made.

     Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of GDSs in the names you request and will deliver the GDRs at its office to the persons you request.

     You may cancel your GDRs and obtain the underlying deposited securities by turning in your GDRs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares and any other deposited securities underlying the GDR to you or a person you designate at the office of the custodian.

PRE-RELEASE TRANSACTIONS

     The depositary may, with the prior written consent of Unibanco and Unibanco Holdings, and to the extent permitted by applicable laws and regulations, issue GDSs before receiving a deposit of Units. These transactions are commonly referred to as "pre-release transactions". The depositary may retain the compensation received from the pre-release transactions.

     The depositary may also deliver deposited securities upon the receipt and cancellation of pre-released GDRS (even if the GDRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying deposited securities are delivered to the depositary. The depositary may receive GDRs instead of the deposited securities to close out a pre-release. The depositary may pre-release GDRs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the deposited securities or GDRs to be deposited;

     - the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate;

     - the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of GDSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so; and

     - the depositary may ask for any further indemnities and credit regulations if it thinks it is appropriate to do so.

DIVIDENDS AND OTHER DISTRIBUTIONS

     As a holder of a GDR, you generally have the right to receive the distributions Unibanco or Unibanco Holdings makes on the deposited securities. Your receipt of these distributions may be limited, however, by practical considerations, legal limitations and the terms of the deposit agreement. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of GDSs held as of a specified record date.

     DISTRIBUTIONS OF CASH. Whenever Unibanco or Unibanco Holdings makes a cash distribution for the deposited securities, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders subject to any restrictions imposed by Brazilian law and regulations. The conversion into U.S. dollars will take place only if practicable and only if the U.S. dollars are transferable to the United States. If that is not possible or if governmental approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those GDR holders to whom it is possible to do so. The depositary will hold the foreign currency it cannot convert for the account of the GDR holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for any interest. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS OTHER THAN CASH, UNITS OR RIGHTS. Whenever Unibanco or Unibanco Holdings makes a distribution other than cash, Units or rights for any of the deposited securities, the depositary will determine whether such distribution to holders is feasible based on consultation with Unibanco and Unibanco Holdings and receipt of opinions from United States and Brazilian counsel. If it is feasible to distribute such property to you, the depositary will distribute the property to holders in a manner it deems practicable. If the depositary considers such distribution not to be feasible, it may sell all or a portion of the property received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS IN UNITS. Whenever Unibanco or Unibanco Holdings makes a dividend in, or free distribution of Unibanco preferred shares or Unibanco Holdings Class B preferred shares, upon receipt by the custodian of Units representing these shares, the depositary may, and will upon our request, in each case after obtaining opinions of United States and Brazilian counsel, distribute to holders new GDRs for an aggregate number of GDSs representing the number of Units deposited. If the depositary considers such distribution not to be feasible, it may sell the Units received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS OF RIGHTS. Whenever Unibanco or Unibanco Holdings distributes rights to purchase additional Unibanco preferred shares or Unibanco Holdings Class B preferred shares, such shares may be deposited with the custodian for the creation of Units. The depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If the depositary makes the rights available to you, it will exercise the rights and purchase the Unibanco preferred shares or Unibanco Holdings Class B preferred shares on your behalf to create the Units and deposit them on your behalf. The depositary will then deliver GDSs representing such Units to you. The depositary will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

CHANGES AFFECTING DEPOSITED SECURITIES

     The deposited securities held on deposit for your GDSs may change from time to time. For example, there may be a change in the nominal or par value, a split-up, a consolidation or reclassification of the deposited securities, or a recapitalization, reorganization, merger or consolidation or sale of assets affecting either Unibanco or Unibanco Holdings.

     If any such change were to occur, your GDSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respected of the deposited securities. The depositary may in such circumstances deliver new GDRs to you or call for the exchange of your existing GDRs for new GDRs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you in cash.

VOTING RIGHTS

     The Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares underlying those Units do not have any voting rights except in limited circumstances, described in "Item 10. Additional Information -- Memorandum and Articles of Association" in our 2002 Form 20-F, incorporated herein by reference. If the holders of the Units, or the Unibanco preferred shares or Unibanco Holdings Class B preferred shares acquire voting rights, you may instruct the depositary to vote the deposited securities underlying your GDRs. Upon receiving notice of any meeting at which the holders of Units or other deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of Units or other deposited securities, the depositary shall fix a record date for the giving of instructions for voting. The depositary will send to each holder:

     - information included in a notice of meeting, in a form provided by either Unibanco or Unibanco Holdings;

     - statement that the holders of record will be able to instruct the depositary as to the exercise of the voting rights; and

     - statement as to the manner and date by which you must give the depositary instructions.

     For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the Units or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

FEES AND CHARGES

     As a holder, you will be required to pay the following service fees to the depositary:

Issuance of GDSs..............   $5.00 (or less) per 100 GDSs (or portion of 100
                                 GDSs)

Cancellation of GDSs..........   $5.00 (or less) per 100 GDSs (or portion of 100
                                 GDSs)

Any cash distribution to you
pursuant to the deposit
agreement, except for
distribution of cash
dividends.....................   $.02 (or less) per GDS (or portion of a GDS)

     As a holder, you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

     - transfer and registration of Units on Unibanco and Unibanco Holding's share registers to or from the name of the depositary or its agent when you deposit or withdraw such Units;

     - expenses of the depositary in converting foreign currency into U.S. dollars;

     - cable, telex and facsimile transmissions (when expressly provided in the deposit agreement);

     - taxes and other governmental charges the depositary or the custodian have to pay on the GDR or deposited securities underlying a GDR, for example, stock transfer taxes, stamp duty or withholding taxes; and

     - any charges incurred by the depositary or its agents for servicing the deposited securities.

AMENDMENTS AND TERMINATION OF THE DEPOSIT AGREEMENT

     Unibanco and Unibanco Holdings may agree with the depositary to amend the deposit agreement and the form of GDRs at any time without your consent. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of GDR holders, it will not become effective until 60 days after the depositary notifies GDR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your GDR, to agree to the amendment and to be bound by the GDRs and the deposit agreement as amended.

     The depositary will terminate the deposit agreement if we and Unibanco Holdings ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us and Unibanco Holdings that it would like to resign and we and Unibanco Holdings have not appointed a new depositary within 60 days. The deposit agreement may also terminate if we and Unibanco Holdings remove the depositary and have not appointed a new depositary within 60 days. In all cases, the depositary must notify you at least 60 days before termination.

     After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

     - advise you that the deposit agreement is terminated;

     - discontinue the registration of transfers of GDRs and suspend the distribution of dividends to the holders thereof;

     - collect distributions on the deposited securities;

     - sell rights and other property and convert deposited securities into cash as provided in the deposit agreement; and

     - deliver the deposited securities, together with any dividends or other distributions received with respect thereto, and the net proceeds of the sale of any rights or other property upon cancellation of the GDRs.

     At least six months after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the GDR holders that have not surrendered their GDRs. The depositary may hold the money without investing it and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

OWNERSHIP RESTRICTIONS

     Unibanco and Unibanco Holdings may restrict transfers or, to the extent permitted under applicable law or Unibanco's and Unibanco Holdings' bylaws, cause the mandatory sale or disposition of Units and GDRs where such transfer or ownership might result in ownership of Units or GDRs exceeding the limits under applicable law or Unibanco's and Unibanco Holdings' bylaws.

LIABILITY OF HOLDERS FOR TAXES OR OTHER CHARGES

     You will be responsible for the taxes and other governmental charges payable on your GDSs and the securities represented by your GDSs. We, Unibanco Holdings and the depositary may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due on your GDSs and the securities represented by your GDSs.

     The depositary may refuse to transfer GDRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. You may be required to provide to the depositary and the custodian proof of taxpayer status and residence and such other information as the depositary and custodian may require to fulfill legal obligations.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

  LIMITS ON UNIBANCO'S AND UNIBANCO HOLDING'S OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON LIABILITY TO HOLDERS OF GDRS

     The deposit agreement expressly limits Unibanco's and Unibanco Holdings' obligations and the obligations of the depositary. It also limits Unibanco's and Unibanco Holdings' liability and the liability of the depositary. Unibanco, Unibanco Holdings and the depositary:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable for any action or inaction on the advice or information received from legal counsel, accountants, any person presenting Units for deposit, any holder of GDSs or any other person believed by either of us in good faith to be competent to give such advice or information;

     - the depositary is not liable for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the GDRs or the deposit agreement on your behalf or on behalf of any other party; and

     - may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we and Unibanco Holdings agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary's own negligence or bad faith, and the depositary agrees to indemnify us and Unibanco Holdings for losses resulting from its negligence or bad faith.

  REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the depositary will deliver or register a transfer of a GDR, make a distribution on a GDR, or permit withdrawal of the deposited securities, the depositary may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of the Units or other deposited securities;

     - satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement; or

     - compliance with any laws or governmental regulations related to GDRs and GDSs.

     The depositary may refuse to deliver GDRs or register transfers of GDR generally when the transfer books of the depositary or of Unibanco or Unibanco Holdings are closed or at any time if the depositary or we and Unibanco Holdings think it advisable to do so.

  YOUR RIGHT TO RECEIVE THE DEPOSITED SECURITIES UNDERLYING YOUR GDRS

     You have the right to cancel your GDRs and withdraw the underlying deposited securities at any time except:

     - when temporary delays arise because: (i) the depositary has closed its transfer books or we or Unibanco Holdings have closed our transfer books;
       (ii) the transfer of deposited securities is blocked to permit voting at Unibanco's or Unibanco Holdings' shareholders' meeting; or (iii) if we or Unibanco Holdings are paying a dividend on the deposited securities;

     - when you or other GDR holders seeking to withdraw the deposited securities owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to GDRs or to the withdrawal of deposited securities.

BOOKS OF THE DEPOSITARY

     The depositary will maintain GDS holder records at its depositary office. You may inspect such records at that office during regular business hours, but solely for the purpose of communicating with other holders in the interest of Unibanco and Unibanco Holdings businesses or matters relating to the GDSs and the deposit agreement.

LIST OF RECEIPT HOLDERS

     The depositary will furnish you with a list, as of a recent date, of the names, addresses and holdings of GDSs by all holders, if requested by Unibanco and Unibanco Holdings.

NOTICES AND REPORTS

     We and Unibanco Holdings will furnish to the depositary all notices of shareholders' meeting and annual reports to shareholders and other reports and communications that are made generally available to shareholders, together with English translations thereof. The depositary will make these available for your inspection at its offices. The depositary, at Unibanco's and Unibanco Holdings' expense, will also arrange for mailing of copies or summaries of such reports and communications to all holders of GDSs.

DISCLOSURE OF BENEFICIAL OWNERSHIP

     We, Unibanco Holdings, the depositary or the custodian may request you as holders and beneficial owners of GDRs to provide information as to the capacity in which you hold or held the GDRs. By holding an interest in the GDRs, you are deemed to agree to provide such information upon such request.

                               MARKET INFORMATION

     Unibanco's preferred shares are listed and traded on the Sao Paulo Stock Exchange (Bolsa de Valores de Sao Paulo). The Class B preferred shares of Unibanco Holdings are not separately traded, but the Units, each consisting of one preferred share of Unibanco and one Class B preferred share of Unibanco Holdings, are listed and traded on the Sao Paulo Stock Exchange. The GDSs, each representing 500 Units, are traded on The New York Stock Exchange. Units are traded on the Sao Paulo Stock Exchange in lots of 1,000.

     The table below sets forth, for the indicated period, the high and low closing prices of the GDS on The New York Stock Exchange, in U.S. dollars, and Units on the Sao Paulo Stock Exchange, in reais:

                                                       NEW YORK STOCK    SAO PAULO STOCK
                                                        EXCHANGE US$     EXCHANGE R$ PER
                                                           PER GDS         1,000 UNITS
                                                       ---------------   ---------------
                                                        HIGH     LOW      HIGH     LOW
                                                       ------   ------   ------   ------
YEAR ENDED DECEMBER 31,
1998.................................................  37.54     6.70     86.01    18.02
1999.................................................  31.56     9.18    120.00    27.82
2000.................................................  34.31    21.94    127.00    77.99
2001.................................................  32.69    13.40    129.00    72.00
2002.................................................  27.45     6.31    125.99    49.50
YEAR ENDED DECEMBER 31, 2001:
First quarter........................................  32.69    19.50    129.00    85.00
Second quarter.......................................  26.55    19.75    125.00    87.00
Third quarter........................................  25.55    13.40    122.00    72.00
Fourth quarter.......................................  23.03    14.90    109.00    80.02
YEAR ENDED DECEMBER 31, 2002:
First quarter........................................  25.02    20.00    117.50    97.00
Second quarter.......................................  27.45    13.99    125.99    77.00
Third quarter........................................  16.91     7.10     97.00    54.60
Fourth quarter.......................................  12.35     6.31     84.50    49.50
MONTH OF:
January 2003.........................................  13.71    10.01     90.90    73.30
February 2003........................................  12.02    10.70     85.60    78.00
March 2003...........................................  15.35    11.79    104.00    84.40
April 2003...........................................  18.80    14.99    112.06    96.00
May 2003.............................................  18.80    16.30    110.00    97.00
June 2003............................................  18.22    16.30    105.50    94.00
July 2003............................................  17.53    15.89    104.89    89.57
August 2003 (through August 6).......................  16.12    15.50     96.00    95.49
                                                       -----    -----    ------   ------

     The GDSs offered in this offering will be fungible with, and will be identified by the same CUSIP number and will be eligible for trading under the same New York Stock Exchange trading symbol as, the existing GDSs.

                                    TAXATION

BRAZIL

     For certain information about the material Brazilian tax considerations relevant to the acquisition, ownership and disposition of GDSs or Units, please see Item 10. "Additional Information -- Taxation" in our 2002 Form 20-F, incorporated herein by reference. The summary in our 2002 Form 20-F is based upon Brazilian tax laws in effect on the date thereof and is subject to any change in Brazilian law that may come into effect after such date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material US federal income tax consequences of the acquisition, ownership and disposition of GDSs and the Units is the opinion of Debevoise & Plimpton, our U.S. counsel.

     This summary applies to you only if you are a beneficial owner of GDSs or Units, and the dividends on them, and you are, for US federal income tax purposes:

     - an individual citizen or resident of the Untied States;

     - a corporation (or other entity classified as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia; or

     - an estate the income of which is subject to US federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more US persons have the authority to control all substantial decisions of such trust.

     This summary applies only to holders who will hold GDSs and the Units as capital assets (i.e., generally, as investment property). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in US federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein or that a court will not sustain a challenge by the IRS in the event of litigation. This summary is based, in part, upon certain statements as to Brazilian tax consequences included in our 2002 Form 20-F filed with the Securities and Exchange Commission on June 27, 2003, incorporated herein by reference. Those statements are based upon Brazilian tax laws in effect on that date and are subject to any change in Brazilian law that may come into effect after such date. This summary assumes that those statements continue to be an accurate summary of such Brazilian tax consequences.

     This summary is of a general nature and does not address all of the US federal income or other tax consequences that may be relevant to you in light of your particular situation. For example, this summary does not apply to US expatriates, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, holders subject to the alternative minimum tax, securities broker-dealers, holders that use a mark-to-market accounting method, holders who hold GDSs or the Units as part of hedging, straddle, or conversion transactions, holders who own directly, indirectly or by attribution, 10% or more of the voting power of our issued share capital, holders whose functional currency for US federal income tax purposes is not the US dollar, or partnerships (or other entities classified as partnerships for US federal income tax purposes). Further, this summary does not address any aspect of state, local or non-US tax law.

     The US federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for US federal income tax purposes) that holds GDSs or Units generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

     You should consult your own tax advisors as to the particular tax consequences to you under US federal, state, local and non-US laws of the acquisition, ownership and disposition of GDSs or the Units, and the effects of possible changes in such laws.

     GENERAL

     For US federal income tax purposes, holders of GDSs will be treated as owners of the underlying Units attributable thereto.

     DISTRIBUTIONS

     The gross amount of a distribution paid on a GDS or a Unit (including distributions, if any, of notional interest on shareholder's equity) will be a dividend for US federal income tax purposes to the extent paid out of the current or accumulated earnings and profits (as determined under US federal income tax principles) of the applicable payor and includible in your gross income as ordinary dividend income in the taxable year of receipt (which generally will be the taxable year in which such dividend is received by you, in the case of the Units, or by The Bank of New York, as depositary, in the case of
GDSs). The amount of any distribution will include the amount of Brazilian withholding taxes, if any, withheld on the amount distributed. To the extent that a distribution exceeds such earnings and profits, it will be treated as a nontaxable return of capital to the extent of your basis in the applicable component of the Units and thereafter as a capital gain. Dividends paid with respect to the GDSs or Units generally will be treated as foreign source income and will not be eligible for the dividends-received deduction allowed to corporate shareholders under the US federal income tax law.

     Generally, any such dividends will be treated as foreign source "passive income" or, in the case of certain holders, "financial services income," for US foreign tax credit purposes. If any Brazilian income taxes are withheld from such dividends, you may be entitled to claim a foreign tax credit for the amount of such Brazilian income taxes against your US federal income tax liability, subject to certain limitations and restrictions that may vary depending upon your circumstances. Instead of claiming the foreign tax credit, you may, at your election, deduct the US dollar value of such Brazilian income taxes in computing your US taxable income, subject to generally applicable limitations under US federal income tax law. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit would depend on various factors. You are urged to consult your own tax advisors regarding the availability of foreign tax credits in light of your particular circumstances.

     Recently enacted legislation reduces to 15% the maximum US federal income tax rate for certain dividends received by certain noncorporate taxpayers, including individuals, through taxable years beginning on or before December 31, 2008, so long as certain holding period and other requirements are met. If those requirements are satisfied then, unless we or Unibanco Holdings are classified as a passive foreign investment company (see below), dividends paid with respect to our GDSs will qualify for the 15% maximum rate. It is unclear whether dividends paid to direct holders of our Units will qualify for the 15% maximum rate because such Units are not readily tradable on an established securities market in the United States. Special rules apply for purposes of determining a recipient's investment income (which may limit deductions for investment interest) and foreign income (which may limit foreign tax credits) and to certain extraordinary dividends. We urge you to consult your own tax advisor regarding the possible applicability of the reduced rate under the new legislation and the related restrictions and special rules.

     The amount of any distribution will be measured by the fair market value in US dollars of the reais or other property received on the date received by you in the case of the Units, or by The Bank of New York, as depositary, in the case of GDSs, based on the spot exchange rate on such date. You will have a basis in any reais distributed equal to the dollar value of the reais on the date received by you, in the case of the Units, or by The Bank of New York in the case of GDSs. Any gain or loss recognized upon a subsequent disposition of the reais will generally be US source ordinary income or loss.

     SALE, EXCHANGE OR OTHER DISPOSITION OF UNITS OR GDSS

     Upon the sale, exchange or other taxable disposition of a Unit or GDS, you will generally recognize a gain or a loss for US federal income tax purposes in an amount equal to the difference, if any, between the amount realized and your adjusted tax basis in the Unit or GDS. Your adjusted tax basis in Units or GDSs will generally equal the amounts paid therefor. Subject to the discussion below under "Passive Foreign Investment Company Considerations," such gain or loss will be a capital gain or loss and will generally be treated as US source gain or loss. If you are a noncorporate taxpayer, including an individual, any such capital gain will generally be subject to US federal income tax at a maximum rate of 15% for 2003 (or applicable rates in subsequent years) if you have held the Unit or GDS for more than one year. Because such gain will generally be from US sources, you may not be entitled to a foreign tax credit for Brazilian taxes, if any, imposed on any such gain. We do not believe that separate gain or loss computations must be made with respect to each component of a Unit (unless they are separated), but no assurance can be given that the IRS will not challenge this position.

     The surrender of GDSs in exchange for the Units and the surrender of the Units in exchange for GDSs will not be a taxable event for US federal income tax purposes. Accordingly, you will not recognize any gain or loss upon such surrender.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     We believe that we and Unibanco Holdings will not be treated as a passive foreign investment company ("PFIC") for US federal income tax purposes for our current taxable year, or for future taxable years. However, an actual determination of PFIC status is factual in nature and generally cannot be made until the close of the applicable taxable year. A corporation will be a PFIC if either:

     - 75% or more of its gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, annuities, and some types of gains; or

     - the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

     Our belief that we and Unibanco Holdings are not, and will not in the future be, a PFIC is based on certain Proposed Treasury Regulations dealing with non-US banks. Such regulations are not final and are subject to modification, in which case our determination regarding PFIC status may be different.

     If we or Unibanco Holdings were classified as a PFIC, you would be subject to certain adverse US tax consequences, including the possible characterization of gain with respect to the Units or GDSs as ordinary income, the possible imposition of an interest charge on taxes you would be deemed to have deferred and the unavailability of the reduced 15% tax rate on dividends.

     You are urged to consult your own tax advisor concerning the potential application of the PFIC rules to your acquisition, ownership and disposition of the Units or GDSs.

     UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain payments, including dividends, with respect to the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs may be subject to US backup withholding tax (currently at a rate of 28%), unless (i) you furnish a correct taxpayer identification number, make any other required certification and otherwise comply with applicable requirements of backup withholding rules, or (ii) you are a corporation or otherwise exempt from backup withholding and appropriately establish that exemption. If you are required to establish your exempt status you generally must provide such certification on IRS Form W-9.

     You will also be subject to information reporting with respect to certain payments on the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs unless you are a corporation or other exempt recipient and appropriately establish that exemption.

     Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules, by filing the appropriate claim for refund with the IRS and furnishing any required information on a timely basis.

                          ENFORCEABILITY OF JUDGMENTS

     Unibanco is a financial institution organized under the laws of Brazil and Unibanco Holdings is a corporation organized under the laws of Brazil. Substantially all of the directors and executive officers of Unibanco and Unibanco Holdings reside in Brazil, and all or substantially all of the assets of such persons may be, and, except for the assets held abroad through its branches and subsidiaries, substantially all of the assets of Unibanco and Unibanco Holdings are, located in Brazil. As a result, it may not be possible for investors to effect service of process within the United States, or other jurisdictions outside Brazil upon such persons or to enforce against such persons or against Unibanco or Unibanco Holdings judgments obtained in the courts of the United States or other jurisdictions outside Brazil, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions.

     Judgments of U.S. courts for civil liabilities predicated upon securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. A judgment against Unibanco or Unibanco Holdings or any other person referred to above obtained outside of Brazil would be enforceable in Brazil against Unibanco or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. Such confirmation would be provided if the foreign judgment (i) fulfils all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper valid service of process, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and (v) is not contrary to Brazilian national sovereignty, "good morals" or public policy. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the confirmation process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violations of the securities laws of the United States with respect to the GDSs or Units.

     Further, we note that: (a) original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in such actions against Unibanco and Unibanco Holdings, their directors, their executive officers and the advisors named in this prospectus; and (b) the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain of Unibanco's or Unibanco Holdings' assets is limited by provisions of Brazilian law. Pursuant to article 835 of the Brazilian Code of Civil Procedures, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil and does not own real property in Brazil must post a bond to cover the court costs and legal fees of the defendant (unless excepted under article 836 of such Code). The bond must have a value sufficient to satisfy the payment of the court fees and the defendant's attorney fees, as may be determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Supreme Court.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2003, the selling shareholders have agreed to sell
to the underwriters named below, for whom Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Commerzbank Aktiengesellschaft are acting as representatives, the following respective numbers of GDSs:

                                                                NUMBER
UNDERWRITER                                                    OF GDSS
-----------                                                    --------
Credit Suisse First Boston LLC..............................
J.P. Morgan Securities Inc..................................
Commerzbank Aktiengesellschaft..............................
Unibanco -- Uniao de Bancos Brasileiros (Luxembourg) S.A....
          Total.............................................
                                                               ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the GDSs in the offering if any are purchased, other than those GDSs that are covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     All sales of the GDSs in the United States will be made by U.S. registered broker-dealers. In particular, neither Commerzbank nor Unibanco -- Uniao de Bancos Brasileiros (Luxembourg) S.A. is a U.S. registered broker-dealer and, therefore, to the extent that either of them intends to effect any sales of the GDSs in the United States, it may only do so through one or more U.S. registered broker-dealers as permitted by applicable law and regulations.

     Commerzbank, which is one of the selling shareholders, has granted to the underwriters an option, exercisable within 30 days of the date of this
prospectus, to purchase up to           additional Units, including Units in the
form of GDSs, from Commerzbank at the initial public offering price less underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of the GDSs. If any additional GDSs are purchased pursuant to this option, the underwriters will severally purchase such GDSs in approximately the same proportion as set forth in the table above.

     The underwriters propose to offer the GDSs initially to the public at the offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of $     per GDS. The underwriters and
selling group members may allow a discount of $     per GDS on sales to other
broker-dealers. After the initial public offering the underwriters may change the public offering price and the concession and discount to broker-dealers.

     The following table shows the price per GDS and per Unit and the total public offering price, underwriting discounts and commissions to be paid and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option described above.

                                 WITHOUT OVERALLOTMENT OPTION      WITH OVERALLOTMENT OPTION
                                ------------------------------   ------------------------------
                                PER GDS    PER UNIT    TOTAL     PER GDS    PER UNIT    TOTAL
                                --------   --------   --------   --------   --------   --------
Public offering price.........  $          $          $          $          $          $
Underwriting discounts and
  commissions.................  $          $          $          $          $          $
Proceeds, before expenses, to
  the selling shareholders....  $          $          $          $          $          $

     The selling shareholders are paying a portion of the expenses of the global offering, including underwriting discounts and commissions, in proportion to the respective number of Units, including Units in the form of GDSs, sold by each of them (exclusive of Units, including Units in the form of GDSs, sold pursuant to the overallotment option described above). Unibanco and Unibanco Holdings are also paying a portion of the expenses of the global offering.

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $     , including SEC
registration fees of $16,212, National Association of Securities Dealers' filing
fees of approximately $20,039, printing fees of approximately $     ,
professional fees of approximately $          and other expenses of
approximately $     .

     Each of Unibanco, Unibanco Holdings, Mizuho and Commerzbank has agreed that, other than with respect to the Units being offered in the global offering it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Units or GDSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and J.P. Morgan
Securities Inc. for a period of           days after the date of this
prospectus.

     We, the selling shareholders and the underwriters have agreed to indemnify each other against liabilities under the Securities Act, or contribute to payments that may be required in that respect.

     Some of the underwriters and their affiliates and the selling shareholders have engaged in, and may in the future provide investment banking services or engage in other commercial dealings with us or the selling shareholders in the ordinary course of business. They have received customary fees and commissions for these services and transactions. For a description of certain commercial transactions between us and Mizuho and Commerzbank, please see "Selling Shareholders."

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Overallotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities overallotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the overallotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

     - Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Units and GDSs or preventing or retarding a decline in the market price of the Units and GDSs. As a result the price of our Units and GDSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     The underwriters have advised us as follows: A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. However, the underwriters will not rely on such availability to satisfy their respective prospectus delivery requirements. The representatives may agree to allocate a number of Units, including in the form of GDSs, to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

     No action may be taken in any jurisdiction other than the United States and Brazil that would permit a public offering of the Units or GDSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Units and GDSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Units and GDSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

     The GDSs may not be offered or sold prior to the date which is six months after the date of issue of the GDSs to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended). The Underwriters may only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by them in connection with the issue or sale of any GDSs in circumstances in which Section 21(1) of the FSMA does not apply to the Underwriters. All applicable provisions of the FSMA must be satisfied with respect to anything done in relation to the GDSs in, from or otherwise involving the United Kingdom.

NOTICE TO RESIDENTS OF FRANCE

     The GDSs may not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material has been nor will it be submitted to the clearance procedure of the "Commission des operations de bourse," and it may not be released or distributed to the public in France. The investors in France may only purchase the securities for their own account and in accordance with article L. 411-2 of the French Monetary and Financial Code, and decree no. 98-880 dated October 1, 1998, provided they are "qualified investors" within the meaning of said decree. Any resale, directly or indirectly, to the public of the securities offered may be effected only in compliance with article L. 411-1 of the French Monetary and Financial Code.

NOTICE TO RESIDENTS OF THE NETHERLANDS

     The GDSs may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the global offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

NOTICE TO RESIDENTS OF ITALY

     The GDSs may not be offered sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the GDSs may not be distributed in the Republic of Italy, other than to professional investors (operatiori qualificati), as defined in Article 31 second paragraph, of CONSOB Regulation No. 11522 of 1st July 1998, as amended. Any offer, sale or delivery of the GDSs in the Republic of Italy must be (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Legislative Decree No. 58 of February 24, 1998 (the "Financial Services Act") and Legislative Decree No. 385 of 1st September, 1993 (the "Banking Act"); (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and (c) in compliance with any other applicable laws and regulations.

     In any case the GDSs shall not be place sold or offered either in the primary or the secondary market to individuals residing in Italy.

                                 LEGAL MATTERS

     The validity of the GDSs and certain other matters of U.S. law will be passed upon for us by Debevoise & Plimpton, New York, New York. The validity of the Units will be passed upon for us by Marcia M. Freitas de Aguiar, the General Counsel of Unibanco. Certain matters of U.S. law will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Certain matters of Brazilian law will be passed upon for the underwriters by Pinheiro Neto Advogados, Sao Paulo, Brazil. Certain matters of U.S. law will be passed upon for the selling shareholders by Davis Polk & Wardwell, New York, New York. Certain matters of Brazilian law will be passed upon for the selling shareholders by Tozzini, Freire, Teixeira e Silva, Sao Paulo, Brazil.

                                    EXPERTS

     The financial statements of Unibanco and Unibanco Holdings as of and for the years ended December 31, 2001 and 2002 prepared in accordance with U.S. GAAP, included in our annual report on Form 20-F for the year ended December 31, 2002, as amended, and incorporated by reference herein, have been so incorporated in reliance on the report of Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Unibanco and Unibanco Holdings for the year ended December 31, 2000 prepared in accordance with U.S. GAAP, included in our annual report on Form 20-F for the year ended December 31, 2002, as amended, and incorporated by reference herein, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Brazilian law requires us to replace our independent auditors at least every five consecutive fiscal years. A former accountant can be rehired only after three complete fiscal years since its prior service. Accordingly, we engaged Deloitte Touche Tohmatsu Auditores Independentes with effect from January 1, 2001, following the expiration on December 31, 2000 of our engagement of PricewaterhouseCoopers Auditores Independentes.

                                (UNIBANCO LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Neither the laws of Brazil nor the Registrant's by-laws or other constitutive documents provide for indemnification of directors or officers.

     The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney's fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the Registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant.

     This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney's fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

     The liability insurance does not cover losses in claims related to (i) illegal or fraudulent acts, (ii) earnings or transactions with securities and
(iii) undue gains or advantages.

ITEM 9.  EXHIBITS

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
 1.1*..   Form of Underwriting Agreement among Unibanco -- Uniao de
          Bancos Brasileiros S.A., Unibanco Holdings S.A., Commerzbank
          Aktiengesellschaft, Mizuho Corporate Bank, Ltd., Credit
          Suisse First Boston LLC, J.P. Morgan Securities Inc. and
          Commerzbank Aktiengesellschaft
 4.1...   Form of Amended and Restated Deposit Agreement among
          Unibanco -- Uniao de Bancos Brasileiros S.A., Unibanco
          Holdings S.A., The Bank of New York as Depositary and all
          Holders from time to time of Global Depositary Receipts
          issued thereunder, including the form of Global Depositary
          Receipt (incorporated by reference to exhibit A(3) to the
          Registration Statement on Form F-6, dated March 16, 2001,
          filed by The Bank of New York as Depositary,
          Unibanco -- Uniao de Bancos Brasileiros S.A. and Unibanco
          Holdings S.A.)
 5.1*..   Opinion of Debevoise & Plimpton
 5.2*..   Opinion of Marcia M. Freitas de Aguiar, General Counsel of
          Unibanco -- Uniao de Bancos Brasileiros S.A.
 8.1*..   Tax opinion of Debevoise & Plimpton
23.1...   Consent of Debevoise & Plimpton (included in Exhibit 5.1)
23.2...   Consent of Marcia M. Freitas de Aguiar, General Counsel of
          Unibanco -- Uniao de Bancos Brasileiros S.A. (included in
          Exhibit 5.2)
23.3...   Consent of PricewaterhouseCoopers Auditores Independentes
23.4...   Consent of Deloitte Touche Tohmatsu Auditores Independentes
24.1...   Power of Attorney (included in Part II of this Registration
          Statement)

---------------

* To be filed by amendment.

ITEM 10.  UNDERTAKINGS

     (a) The undersigned Registrants hereby undertake that:

          1. for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon

     Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 8, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sao Paulo, Brazil, on August 8, 2003.

                                          UNIBANCO -- UNIAO DE BANCOS
                                          BRASILEIROS S.A.

                                          By:  /s/ GERALDO TRAVAGLIA FILHO
                                            ------------------------------------
                                              Name: Geraldo Travaglia Filho
                                              Title:  Corporate Executive
                                              Officer

                                          By:/s/ JOSE LUCAS FERREIRA DE MELO
                                            ------------------------------------
                                              Name: Jose Lucas Ferreira de Melo
                                              Title:  Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Israel Vainboim, Geraldo Travaglia Filho, Jose Lucas Ferreira de Melo, Adalberto de Moraes Schettert, Fernando Barreira Sotelino, Christian Max Finardi Squassoni, Marcia Maria Freitas Aguiar, Sergio Zappa, Claudia Politanski, Ricardo Stern, Valerie Cadier Adem, Marcelo Ariel Rosenhek and Joaquim Francisco de Castro Neto and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                           SIGNATURE                                        TITLE                  DATE
                           ---------                                        -----                  ----

                 /s/ FERNANDO BARREIRA SOTELINO                    Executive President of     August 8, 2003
 -------------------------------------------------------------               the
                   Fernando Barreira Sotelino                      Wholesale Banking Group
                                                                    (principal executive
                                                                          officer)


              /s/ JOAQUIM FRANCISCO DE CASTRO NETO                 Executive President of     August 8, 2003
 -------------------------------------------------------------               the
                Joaquim Francisco de Castro Neto                    Retail Banking Group
                                                                    (principal executive
                                                                          officer)


                  /s/ GERALDO TRAVAGLIA FILHO                        Corporate Executive      August 8, 2003
 -------------------------------------------------------------             Officer
                    Geraldo Travaglia Filho                       (principal financial and
                                                                     accounting officer)


                    /s/ PEDRO MOREIRA SALLES                        Chairman and Director     August 8, 2003
 -------------------------------------------------------------
                      Pedro Moreira Salles


                   /s/ GABRIEL JORGE FERREIRA                         Vice Chairman and       August 8, 2003
 -------------------------------------------------------------            Director
                     Gabriel Jorge Ferreira


                    /s/ PEDRO SAMPAIO MALAN                           Vice Chairman and       August 8, 2003
 -------------------------------------------------------------            Director
                      Pedro Sampaio Malan


                      /s/ ISRAEL VAINBOIM                                 Director            August 8, 2003
 -------------------------------------------------------------
                        Israel Vainboim


                 /s/ PEDRO LUIZ BODIN DE MORAES                           Director            August 8, 2003
 -------------------------------------------------------------
                   Pedro Luiz Bodin de Moraes


               /s/ TOMAS TOMISLAV ANTONIN ZINNER                          Director            August 8, 2003
 -------------------------------------------------------------
                 Tomas Tomislav Antonin Zinner

            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Unibanco -- Uniao de Bancos Brasileiros S.A., has signed this Registration Statement in New York, New York on August 8, 2003.

                                          By: /s/ WILLIAM MCDOUGALL BETHLEM
                                            ------------------------------------
                                              Name: William McDougall Bethlem
                                              Title:  Authorized Representative

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sao Paulo, Brazil, on August 8, 2003.

                                          UNIBANCO HOLDINGS S.A.

                                          By:  /s/ GERALDO TRAVAGLIA FILHO
                                            ------------------------------------
                                              Name: Geraldo Travaglia Filho
                                              Title:  Officer

                                          By:/s/ JOSE LUCAS FERREIRA DE MELO
                                            ------------------------------------
                                              Name: Jose Lucas Ferreira de Melo
                                              Title:  Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Israel Vainboim, Geraldo Travaglia Filho, Jose Lucas Ferreira de Melo, Adalberto de Moraes Schettert, Fernando Barreira Sotelino, Christian Max Finardi Squassoni, Marcia Maria Freitas Aguiar, Sergio Zappa, Claudia Politanski, Ricardo Stern, Valerie Cadier Adem, Marcelo Ariel Rosenhek and Joaquim Francisco de Castro Neto and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
              /s/ ISRAEL VAINBOIM                   Executive President and Director    August 8, 2003
------------------------------------------------     (principal executive officer)
                Israel Vainboim




          /s/ GERALDO TRAVAGLIA FILHO                           Officer                 August 8, 2003
------------------------------------------------        (principal financial and
            Geraldo Travaglia Filho                       accounting officer)




                                                         Chairman and Director          August 8, 2003
------------------------------------------------
           Roberto Konder Bornhausen




            /s/ PEDRO MOREIRA SALLES                   Vice Chairman and Director       August 8, 2003
------------------------------------------------
              Pedro Moreira Salles




       /s/ TOMAS TOMISLAV ANTONIN ZINNER                        Director                August 8, 2003
------------------------------------------------
         Tomas Tomislav Antonin Zinner




           /s/ GABRIEL JORGE FERREIRA                           Director                August 8, 2003
------------------------------------------------
             Gabriel Jorge Ferreira




                /s/ KOJI YAMADA                                 Director                August 8, 2003
------------------------------------------------
                  Koji Yamada




                                                                Director                August 8, 2003
------------------------------------------------
           Guilherme Affonso Ferreira




                                                                Director                August 8, 2003
------------------------------------------------
        Carlos Alberto de Oliveira Cruz

            SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Unibanco Holdings S.A., has signed this Registration Statement in New York, New York on August 8, 2003.

                                          By: /s/ WILLIAM MCDOUGALL BETHLEM
                                            ------------------------------------
                                              Name: William McDougall Bethlem
                                              Title:   Authorized Representative

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
 1.1*..   Form of Underwriting Agreement among Unibanco -- Uniao de
          Bancos Brasileiros S.A., Unibanco Holdings S.A., Commerzbank
          Aktiengesellschaft, Mizuho Corporate Bank, Ltd., Credit
          Suisse First Boston LLC, J.P. Morgan Securities Inc. and
          Commerzbank Aktiengesellschaft
 4.1...   Form of Amended and Restated Deposit Agreement among
          Unibanco -- Uniao de Banco Brasileiros S.A., Unibanco
          Holdings S.A., The Bank of New York as Depositary and all
          Holders from time to time of Global Depositary Receipts
          issued thereunder, including the form of Global Depositary
          Receipt (incorporated by reference to exhibit A(3) to the
          Registration Statement on Form F-6, dated March 16, 2001,
          filed by The Bank of New York as Depositary,
          Unibanco -- Uniao de Bancos Brasileiros S.A. and Unibanco
          Holdings S.A.
 5.1*..   Opinion of Debevoise & Plimpton
 5.2*..   Opinion of Marcia M. Freitas de Aguiar, General Counsel of
          Unibanco -- Uniao de Bancos Brasileiros S.A.
 8.1*..   Tax opinion of Debevoise & Plimpton
23.1...   Consent of Debevoise & Plimpton (included in Exhibit 5.1)
23.2...   Consent of Marcia M. Freitas de Aguiar, General Counsel of
          Unibanco -- Uniao de Bancos Brasileiros S.A. (included in
          Exhibit 5.2)
23.3...   Consent of PricewaterhouseCoopers Auditores Independentes
23.4...   Consent of Deloitte Touche Tohmatsu Auditores Independentes
24.1...   Power of Attorney (included in Part II of this Registration
          Statement)

---------------

* To be filed by amendment.